UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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TEREX CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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TEREX CORPORATION
200 Nyala Farm Road, Westport, Connecticut 06880
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2020
The Annual Meeting of Stockholders of Terex Corporation (“Terex” or the “Company”) will be held on Thursday, May 14, 2020, at 10:00 a.m., Eastern Time (the “Annual Meeting”). We are pleased to announce that this year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted live via the Internet. You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/terex2020. At the Annual Meeting, the following items of business will be considered:
1.	To elect eight (8) directors of the Company to hold office for one year or until their successors are duly elected and qualified.
2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers.
3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2020.
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The Board of Directors of the Company has fixed the close of business on March 20, 2020 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.
The United States Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to utilize these rules and believe that they enable us to provide our stockholders with the information that they need while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.
On or about April 2, 2020, we will be mailing our Notice of Internet Availability of Proxy Materials to most of our stockholders, which contains instructions for our stockholders’ use of this process, including how to access our 2020 Proxy Statement and 2019 Annual Report and how to vote online. If you received only a Notice of Internet Availability of Proxy Materials this year, the Notice contains instructions on how you may receive a paper copy of the Proxy Statement and Annual Report.
EVERY STOCKHOLDER’S VOTE IS IMPORTANT. While all stockholders are invited to attend the Annual Meeting virtually via the Internet, we urge you to vote whether or not you will be present at the Annual Meeting. You may vote by telephone or via the Internet. If you received a paper copy of the proxy card by mail, you may complete, date and sign the proxy card and return it in the envelope provided. No postage is required if the proxy card is mailed in the United States. You may withdraw your proxy or change your vote at any time before your proxy is voted, either by voting at the Annual Meeting, by proxy, by telephone or via the Internet. Please vote promptly in order to avoid the additional expense of further solicitation.
BY ORDER OF THE BOARD OF DIRECTORS,
SCOTT POSNER
Secretary
April 2, 2020
Westport, Connecticut

TEREX CORPORATION
200 Nyala Farm Road, Westport, Connecticut 06880

PROXY SUMMARY
2020 ANNUAL MEETING OF STOCKHOLDERS
Date: Thursday, May 14, 2020 Time: 10:00 a.m. Eastern Time	Place: Live via the Internet at www.virtualshareholdermeeting.com/terex2020

General Information About the Annual Meeting and Voting
This Proxy Statement is furnished to stockholders of Terex Corporation (“Terex” or the “Company”) in connection with the solicitation of proxies by and on behalf of the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Eastern Time, on May 14, 2020, virtually via the Internet at www.virtualshareholdermeeting.com/terex2020 and at any adjournments or postponements thereof (collectively, the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”).
The Company will also be holding a stockholder forum on compensation matters (the “Compensation Forum”), immediately before the Annual Meeting at 9:30 a.m. Eastern Time, on May 14, 2020, virtually via the Internet at www.virtualshareholdermeeting.com/terex2020, in which stockholders will be given the opportunity to ask questions of the Company’s Compensation Committee chairperson and provide feedback on the Company’s executive compensation program.
As of March 20, 2020, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had outstanding 69,417,982 shares of common stock, $.01 par value per share (“Common Stock”).
Under rules and regulations of the United States Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner of our Common Stock, we are furnishing proxy materials, which include our Proxy Statement and Annual Report, to our stockholders over the Internet and providing a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) by mail to all of our stockholders, other than to stockholders who previously elected to receive a printed copy of the proxy materials. Those stockholders that previously elected to receive printed proxy materials will each receive such materials by mail. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will instruct you how you may access and review all of the important information contained in the proxy materials over the Internet. The Internet Notice also instructs you how you may submit your proxy via telephone or the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.
We are mailing the Internet Notice to our stockholders on or about April 2, 2020.
Each share of Common Stock is entitled to one vote per share for each matter to be voted on at the Annual Meeting. Nominees for the Board will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote.
A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. With respect to all matters to be voted upon at the Annual Meeting, abstentions will have the effect of a negative vote and broker non-votes will not be considered as votes cast and thus will have no effect on the outcome of the vote.
Proxy solicitations by the Board will be made by mail, by phone, via the Internet or by personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of the Notice of Internet Availability of Proxy Materials, (b) the printing and mailing of this Proxy Statement and accompanying material, (c) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company’s stock, and (d) supplementary solicitations to submit proxies, if any, will be borne by the Company.

2020 PROXY STATEMENT

PROXY SUMMARY
How To Vote
In order that your shares of Common Stock may be represented at the Annual Meeting, you are requested to vote your proxy using one of the following methods:

using the internet at www.proxyvote.com	call the number included on your proxy card or notice	mail your signed proxy or voting instruction form	scan this QR code to vote with your mobile device

Brokers may not vote your shares on the election of directors or regarding the compensation of the Company’s named executive officers in the absence of your specific instructions as to how to vote. The Company encourages you to provide instructions to your broker regarding the voting of your shares.
If you vote via the Internet, by telephone, with your mobile device or by mailing a proxy card, we will vote your shares as you direct. For each item being submitted for stockholder vote, you may vote “for” or “against” the proposal or you may abstain from voting.
If you submit a proxy via the Internet, by telephone, with your mobile device or by mailing a proxy card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board as stated in this Proxy Statement and in the Internet Notice, specifically in favor of our nominees for directors, in favor of the compensation of the Company’s named executive officers and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Internet Notice, we know of no other matters to be presented at the Annual Meeting.
Revocation of Proxies – Any stockholder giving a proxy has the right to attend the Annual Meeting to vote his or her shares of Common Stock (thereby revoking any prior proxy). Any stockholder also has the right to revoke the proxy at any time by executing a later-dated proxy, by telephone, via the Internet or by written revocation received by the Secretary of the Company prior to the time the proxy is voted. All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received at or prior to the Annual Meeting, will be voted at the Annual Meeting.
NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.
ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS
Proposal	Board Voting Recommendation:	Page Reference (for more detail):
Proposal 1: Election of directors	For	3
Proposal 2: Advisory vote to approve the compensation of the named executive officers	For	16
Proposal 3: Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2020	For	43

2020 PROXY STATEMENT

DIRECTORS AND GOVERNANCE
PROPOSAL 1: ELECTION OF DIRECTORS
At the Annual Meeting, eight (8) directors of the Company are to be elected to hold office until the Company’s next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Each director shall be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Unless marked to the contrary, the proxies received by the Company will be voted FOR the election of the eight nominees listed below, all of whom are presently members of the Board.
Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.
In the event of an uncontested election, as is the case this year, any nominee for director who is a current director and receives less than a majority of the votes cast in person or by proxy at the Annual Meeting shall offer to resign from the Board. While the Board does not believe that in each such case a director should necessarily leave the Board, this presents an opportunity for the Board, through its Governance and Nominating Committee, to consider the resignation offer.
The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 24, 2020, such nominee’s name, business experience for at least the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see “Security Ownership of Certain Beneficial Owners and Management.”
The Governance and Nominating Committee of the Board has nominated each of the following individuals based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Board, the nominees’ personal integrity, independence, diversity, experience, sound judgment and willingness to devote necessary time and attention to properly discharge the duties of director, and the ability of the nominees to make positive contributions to the leadership and governance of the Company. All the nominees except for Ms. O’Connor have been directors since last year’s annual meeting. Ms. O’Connor, who joined the Board in March 2020, was recommended by a third-party search firm that the Governance and Nominating Committee retained to identify suitable director candidates.
The Board recommends that the stockholders vote FOR the following nominees for director.
Name	Age	Positions and Offices with Company	First Year As Company Director
Paula H. J. Cholmondeley	72	Director	2004
Donald DeFosset	71	Director	1999
John L. Garrison, Jr.	59	Chairman, President and Chief Executive Officer	2015
Thomas J. Hansen	71	Director	2008
Raimund Klinkner	55	Director	2012
Sandie O’Connor	53	Director	2020
Andra Rush	59	Director	2017
David A. Sachs	60	Lead Director	1992

2020 PROXY STATEMENT

DIRECTORS AND GOVERNANCE
Paula H. J. Cholmondeley
Business Experience: Paula H. J. Cholmondeley was a private consultant on strategic planning from 2004 through 2009. Ms. Cholmondeley served as Vice President and General Manager of Sappi Fine Paper, North America from 2000 through 2004, where she had profit and loss responsibility for their Specialty Products division. Ms. Cholmondeley held senior positions with various other companies from 1980 through 1998, including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former certified public accountant, is an alumnus of Howard University and received a Masters Degree in Accounting from the University of Pennsylvania, Wharton School of Finance. Ms. Cholmondeley is also a director of Bank of the Ozarks, Inc. and is an independent trustee of Nationwide Mutual Funds. Previously, Ms. Cholmondeley served as a director of Ultralife Corporation from 2004 through 2010, Albany International Corp. from 2005 to 2013, Minerals Technologies Inc. from 2005 to 2014, Dentsply International Inc. from 2001 to 2016 and Kapstone Paper and Packaging Corporation from 2016 to 2018.
Qualifications: Ms. Cholmondeley has significant financial and operations experience with several international manufacturing companies, held executive positions where she was responsible for operating manufacturing based businesses, leading strategic planning and involved in preparing financial statements as the chief financial officer of a large insurance company. She also has been heavily involved in technology development, as well as building, growing and selling manufacturing operations. Ms. Cholmondeley also currently serves as a part-time faculty member for the National Association of Corporate Directors. She is a NACD Board Leadership Fellow and was selected in 2015 to NACD Directorship 100. As a result of these professional and other experiences, and as Ms. Cholmondeley is an African American female raised in the Caribbean, she brings diverse perspectives and experiences, which provides the Board with greater insight into the Company’s financial, operational and governance matters.
Donald DeFosset
Business Experience: Donald DeFosset retired in 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset served since November 2000 as President and CEO, and since March 2002 as Chairman, of Walter Industries. Previously, he was Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc. (“Dura”), a global supplier of engineered systems, from October 1999 through June 2000. Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999. Mr. DeFosset also serves as a director of National Retail Properties Inc., Regions Financial Corporation and ITT Corporation. Previously, Mr. DeFosset served as a director of James Hardie Industries N.V. from 2006 through 2008 and Enpro Industries, Inc. from 2008 through 2011.
Qualifications: Mr. DeFosset has considerable experience as a chief executive of a large diversified industrial company and as a senior executive of an international machinery manufacturer. Mr. DeFosset has been a member of the Board since 1999 and accordingly has an extensive knowledge of the Company. As a result, Mr. DeFosset provides the Board with key knowledge and insights into the Company’s manufacturing, operational and financial matters.

2020 PROXY STATEMENT

DIRECTORS AND GOVERNANCE
John L. Garrison, Jr.
Business Experience: John L. Garrison, Jr. was appointed President and Chief Executive Officer of Terex Corporation on November 2, 2015. Mr. Garrison was nominated to serve as Chairman of the Board effective August 15, 2018. Previously, Mr. Garrison was President and Chief Executive Officer of Bell Helicopter, a segment of Textron, Inc., since 2009. Prior to that, Mr. Garrison served as President of Textron’s industrial segment, which comprises four businesses: E-Z-GO golf cars, Greenlee, Jacobsen and Kautex. Prior to that he was President of E-Z-GO. Mr. Garrison joined Textron in 2002 from Azurix Corporation, a global water company, where he was President, Chairman and CEO. He was previously Vice President and General Manager of Case Corporation’s North American Agricultural Group, and Vice President and General Manager of the Case Agricultural Systems Group. Mr. Garrison also serves as a director of Flowserve Corporation.
Qualifications: Mr. Garrison is a proven leader with considerable experience across a variety of industries, including substantial operations experience as President of large international manufacturers. Based on his current role as Chairman, President and Chief Executive Officer of the Company, Mr. Garrison provides the Board with skillful leadership and insight into the Company’s global operations.
Thomas J. Hansen
Business Experience: Thomas J. Hansen retired in March 2012 as Vice Chairman of Illinois Tool Works Inc. (“ITW”), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment, and was responsible for ITW’s worldwide Automotive Components and Fastener, Fluids and Polymers, Industrial Metal and Plastic and Construction businesses. He served as Vice Chairman from 2006 until March 2012. From 1998 until May 2006, Mr. Hansen served as Executive Vice President of ITW. Mr. Hansen joined ITW in 1980 as sales and marketing manager of the Shakeproof Industrial Products businesses and held several other positions of increasing responsibility with the company. Mr. Hansen is a member of the Northern Illinois University’s Executive Club, a former member of the Economics Club of Chicago, is the former Chairman of the ITW Better Government Council, and is a former member of the Board of Trustees of MAPI (Manufacturers Alliance). Mr. Hansen also serves as a director of Mueller Water Products, Inc. and Standex International Corporation. Previously, Mr. Hansen served as a director of CDW Corporation from 2005 through 2008.
Qualifications: Mr. Hansen has served as a senior executive of a large diversified industrial manufacturing company facing the same set of external economic, social and governance issues as the Company. He also has significant experience in the area of mergers and acquisitions and operating a company consisting of many business units brought together by acquisitions. As a result, Mr. Hansen provides the Board with a deep understanding of the complexities of operating a large multi-national business.
Raimund Klinkner
Business Experience: Raimund Klinkner is the Managing Partner of the INSTITUTE FOR MANAGEMENT EXCELLENCE GmbH, a consultancy firm specialized in production and logistics, and is President of the German Transport Forum since 2019. In addition, Dr. Klinkner is Honorary Chairman of Bundesvereinigung Logistik (BVL International, the German-based Logistics Network). He also holds positions as the chairman of the Supervisory Board of Koenig & Bauer AG, a member of the Supervisory Board of REHAU Verwaltungszentrale AG and is a member of the advisory board of ebm-papst Mulfingen GmbH & Co. KG. Dr. Klinkner has been an Honorary Professor in production logistics at Technical University Berlin since 2003. Previously, Dr. Klinkner served as Chief Executive Officer of Knorr-Bremse AG, a manufacturer of braking systems for rail and commercial vehicles, from 2007 to 2011. Prior to that time, he held positions of increasing responsibility at Gildemeister AG (now DMG MORI AG (“DMG”)), a manufacturer of cutting machine tools, from 1998 to 2006 culminating in his service as Deputy Chairman of the Board from 2003 to 2006. Dr. Klinkner also served as Chairman of the Supervisory Board of DMG until November 2018 and Chairman of the German Manufacturing Excellence Board from 2004 to 2019. Dr. Klinkner began his career at Porsche AG in 1991 and held positions of increasing responsibility in the areas of logistics and supply chain management.
Qualifications: Dr. Klinkner has considerable experience as a chief executive of a large international manufacturing company. Dr. Klinkner has extensive operating experience in Europe, a region which represents a significant market for the Company, and is a highly regarded supply chain specialist. As a result, Dr. Klinkner provides the Board with important insights into managing the Company’s operations, particularly its European operations.

2020 PROXY STATEMENT

DIRECTORS AND GOVERNANCE
Sandie O’Connor
Business Experience: Sandie O’Connor recently retired as the Chief Regulatory Affairs Officer for JPMorgan Chase, a global financial services firm. In this capacity, she set the firm’s comprehensive regulatory strategy and led engagement with G-20 international standard setters, regulators and policymakers regarding evolving regulation and legislation. Using her extensive market expertise and deep understanding of capital flows, balance sheets and market liquidity she provided meaningful perspectives on impact on clients, business activity and economic growth. Concurrently, she served on several firm-wide governance committees and as Chair of the JPMorgan Chase Foundation Investment Committee. Prior to this role, she held several leadership positions spanning corporate functions as well as client facing businesses including Global Treasurer and head of Prime Services. Ms. O’Connor joined JPMorgan in 1988 and over a 30 year career, held positions of increasing responsibility within the company’s Investment Bank and Corporate divisions. Ms. O’Connor has served on several public/private teams to support the integrity and efficiency of markets including as Chair Emeritus of the Federal Reserve Board’s Alternative Reference Rates Committee and as a former member of the Treasury Markets Practices Group sponsored by the Federal Reserve Bank of NY. Ms. O’Connor has been a Board member of several financial services industry trade associations including Securities Industry and Financial Markets Association and is former Chair of the Global Financial Markets Association. Currently, Ms. O’Connor serves on a Task Force on Financial Stability, and is a member of the Office of Financial Research Advisory Committee and the Economic Club of NY.
Qualifications: Ms. O’Connor is a recognized financial industry expert and leader with unique insights on how evolving market structure impacts behaviors of financial institutions, corporations and government. She has deep capital markets, balance sheet and risk management expertise as well as global business building experience. As a result of these professional experiences, Ms. O’Connor brings diverse experiences and global perspectives which are important for the Board, and she will provide vital insight to the Board on many issues, including capital markets, treasury and liquidity related matters and enterprise risk.
Andra Rush
Business Experience: Andra M. Rush is chair and CEO of Rush Trucking Company, president and CEO of Dakkota Integrated Systems (“Dakkota”), and chair, CEO and managing member of Rush Supply Chain Management (“RSCM”). As founder, chair, president and CEO of Rush Group, which operates Rush Trucking, Dakkota and RSCM, Ms. Rush leads the largest woman-owned business in Michigan, and one of the largest Native American-owned businesses in the United States. Rush Group specializes in component manufacturing, complex assembly and sequencing, supply chain management and freight distribution at 35 locations in the U.S. and Canada. Ms. Rush founded Rush Trucking in 1984. Ms. Rush previously served two terms on the U.S. Manufacturing Council, the principal private sector panel that advises the U.S. Commerce Secretary on government policies and programs and their impact on the manufacturing sector.
Qualifications: Ms. Rush is an accomplished executive officer of a business that specializes in manufacturing components, as well as supply chain management, logistics and freight distribution business. As a result of these professional experiences, and as Ms. Rush is a Native American female, she brings diverse perspectives and experiences, which are important for the Board. In addition, Ms. Rush has extensive knowledge and significant experience in supply chain and logistics, which is particularly valuable to the Company as it implements its strategic sourcing initiative.
David A. Sachs
Business Experience: David A. Sachs is a Partner of Ares Management, LP (“Ares”) and co-founder of the firm, where he serves as an investment committee member on Ares direct lending, tradable credit private equity group funds, as well as the Ares real estate group’s real estate debt and real estate equity investments. Mr. Sachs also serves as a director of Ares Dynamic Credit Allocation Fund, Inc. and CION Ares Diversified Credit Fund.
Qualifications: Mr. Sachs has extensive knowledge of global capital markets and is valuable to the Board’s discussions of the Company’s capital and liquidity needs. Mr. Sachs has been a member of the Board since 1992 and accordingly has an extensive knowledge of the Company. As a result, Mr. Sachs provides vital insight to the Board on many issues, including capital markets, treasury and liquidity related matters.

2020 PROXY STATEMENT

DIRECTORS AND GOVERNANCE
Summary of Director Skills, Experience & Attributes
Director	CEO Experience	Capital Markets or Public Company CFO Experience	Industry/ Manufacturing	International Business	Institutional Knowledge	General Financial Acumen	Corporate Governance/ Board Experience	Independent
Paula H. J. Cholmondeley		✔	✔	✔	✔	✔	✔	✔
Donald DeFosset	✔		✔	✔	✔	✔	✔	✔
John L. Garrison, Jr.	✔		✔	✔		✔	✔
Thomas J. Hansen			✔	✔	✔	✔	✔	✔
Raimund Klinkner	✔		✔	✔		✔	✔	✔
Sandie O’Connor		✔		✔		✔	✔	✔
Andra Rush	✔		✔			✔	✔	✔
David A. Sachs		✔		✔	✔	✔	✔	✔
Board Meetings and Corporate Governance
The Board met twelve times in 2019 at regularly scheduled and special meetings. All of the directors in office during 2019 attended at least 75% of the meetings of the Board and all committees of the Board on which they served during 2019. It is the Company’s policy, as stated in the Company’s
Governance Guidelines (the “Guidelines”), that each director is expected to attend the annual meeting of stockholders. All of the directors then in office attended the Company’s previous annual meeting of stockholders held on May 16, 2019.
Director Independence
It is the Company’s policy that the Board consists of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of any other applicable regulatory authority, including the SEC. The Board annually reviews the relationship of each director with the Company, and only those directors who the Board affirmatively determines have no material relationship with the Company are deemed to be independent directors. The Guidelines specifically define what is deemed to be a material relationship between the Company and an independent director. The following are the relationships that the Board considers in making its independence determination:
(i)	whether the director or any of his or her immediate family members is or was within the past five years an officer of the Company;
(ii)	whether the director is or was within the past five years an employee of the Company;
(iii)	whether the director or any of his or her immediate
family members is or was during the past five years affiliated with, or employed by, any past or present auditor of the Company (or an affiliate thereof);
(iv)
whether the director or any of his or her immediate family members is or was within the past five years part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of a company that concurrently employs or employed the director or any of his or her immediate family members;

(v)
whether the director is an executive officer, a partner, member, of counsel or beneficial owner of more than ten percent (10%) of the equity interest of a customer of, or a supplier of goods or services (including, without limitation, any investment banking firm or law firm) to, the Company where the amount involved in any of the last three fiscal years exceeds certain thresholds;

(vi)	whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company to which the Company

2020 PROXY STATEMENT

DIRECTORS AND GOVERNANCE
was indebted at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of five percent (5%) of the Company’s total consolidated assets at the end of such fiscal year;
(vii)	whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company which was indebted to the Company;
(viii)
whether the director or any of his or her immediate family members was indebted to the Company, other than in the ordinary course of business of the Company and the business of the director or the member of his or her immediate family, as applicable, at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of $100,000 at the end of such fiscal year;

(ix)
whether the director is affiliated with a tax exempt entity that within the preceding three years received the greater of (x) $1 million or (y) two percent (2%) of its consolidated gross revenues from the Company (based on the tax exempt entity’s most recently completed fiscal year);

(x)
whether the director or any of his or her immediate family members is during the current fiscal year or was during the most recently completed fiscal year a party to a transaction or series of similar transactions with the Company or its subsidiaries (excluding director fees, stock options and other director compensation), other than on arm’s-length terms where the amount involved is not material to either party;
(xi)
whether the director or any of his or her immediate family members received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service within the past three years; and

(xii)
whether the director has any other relationships with the Company or the members of management of the Company that the Board has determined to be material and which are not described in (i) through (xi) above.

After consideration of all applicable matters, the Board determined, based on the above criteria, that none of the directors has a material relationship with the Company other than as a director or as a stockholder except for Mr. Garrison, who is not an independent director. The Board considered that Mr. Sachs was a member of Ares which in the ordinary course of business held a small amount of the Company’s debt. It was noted that the amount of debt was less than 1% of the Company’s total consolidated assets, approximately 1% of the Company’s debt as of December 31, 2019 and less than 0.01% of the committed capital managed by Ares. Accordingly, the Board has determined that all of the nominees for director are independent directors except for Mr. Garrison, who has been nominated to serve on the Board as a result of his position as Chief Executive Officer of the Company and is currently Chairman of the Board.
Board Leadership Structure
The Board recognizes that no single leadership structure is right for all companies at all times, and accordingly the Board periodically reviews its leadership structure. The Company had a combined Chairman and Chief Executive Officer position for approximately 20 years and the Board believed that structure was appropriate based on the Chief Executive Officer’s long tenure with the Company and his familiarity with the Company’s business and industry. The Company separated the Chairman and Chief Executive Officer positions following the retirement of Ronald DeFeo from such positions and the appointment of Mr. Garrison as President and Chief Executive Officer in 2015. The Board believed that
Mr. Garrison should focus on the management and operation of the Company’s business without the additional responsibilities of Chairman. Under Mr. Garrison’s leadership, the Company has taken significant steps to better position the Company for the future while executing the Company’s Focus, Simplify and Execute to Win strategy. Mr. Garrison’s strong track record as CEO coupled with his experience sitting on the Board led the Board to nominate Mr. Garrison to serve as Chairman of the Board effective August 15, 2018. After Mr. Garrison became Chairman of the Board, Mr. Sachs, who previously held such title, became the Lead Director of the Board.
Risk Oversight
Management is responsible for identification of key risks and for development and implementation of processes for the mitigation and monitoring of risks. Management provides enterprise risk management assessments to the Board that describes the most significant risks facing the Company, measures the relative magnitude of the risks, identifies the risk owners for each major risk and describes the improvement or monitoring plans surrounding each major risk. The Board

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has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through direct presentations and committee reports about such risks. The Audit Committee oversees management of financial risks, financial controls, internal audit and potential conflicts of interest and receives regular internal audit and compliance risk updates from the leader of the Company’s audit services team as well as the Company’s Chief Ethics and Compliance Officer. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s human resources and executive compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board of Directors as well as enterprise risks, environmental, health and safety matters and it receives regular updates from the Company’s Chief Ethics and Compliance Officer on compliance risks.
The Board also reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, on a regular basis. In addition, management engages in an in-depth review and dialogue with the Board with respect to the most significant risks facing the Company on a rotating basis throughout the year.
Corporate Governance Principles
The Board and the Governance and Nominating Committee annually review the Company’s corporate governance policies and practices and the Guidelines. The Board believes that the Guidelines effectively assist the Board in the exercise of its duties and responsibilities and serve the best interests of the Company. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to achieving strategic objectives of the Company while enhancing stockholder value over the long term. The Board and the Governance and Nominating Committee will continue to review the Guidelines annually and may make changes as they determine are necessary and appropriate, including changes that may be necessary to comply with new or proposed laws, rules or regulations issued by the SEC and the NYSE. A copy of the Guidelines is available at the Company’s website, www.terex.com, under “Investor Relations” – “Governance” – “Corporate Governance Documents.” In addition, a copy of the Guidelines is available in print, without charge, to any stockholder who requests these materials from the Company.
The Board believes that periodic assessment of director performance is an important governance principle. On an annual basis, directors conduct a survey and rate the performance of the Board and its committees. In addition, on a periodic basis, individual director evaluations are conducted by the Non-Executive Chairman/Lead Director.
Directors have complete access to management and the Company’s outside advisors, and senior officers and other members of management frequently attend Board and committee meetings at the discretion of the Board or committee, as applicable. It is the policy of the Board that non-management directors also meet privately in executive sessions without the presence of any members of management at each regularly scheduled meeting of the Board and at such other times as the Board shall determine. In addition, the Board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and the Company pays the expenses of such advisors.
If you wish to communicate with the non-management directors of the Board, you may correspond by filing a report through Ethicspoint, 24 hours a day, 7 days a week, via the Internet at www.ethicspoint.com or by calling, toll free, (877) 584-8488 or 1-877-ETHICSP. Reports should be submitted under the category “Director Communications.” Ethicspoint is an independent third-party provider retained by the Company to offer a comprehensive, confidential and, upon request, anonymous reporting system for receiving communications, complaints and grievances. All communications received by Ethicspoint are relayed to the Board.
Code of Ethics and Conduct
The Company has adopted a code of ethics and conduct that applies to all of its directors and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. This code of ethics and conduct is a set of written standards reasonably designed to deter wrongdoing and to promote:
honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code. The Company periodically reviews, updates and revises its code of ethics and conduct when it considers

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appropriate. A copy of the current code of ethics and conduct is available at the Company’s website, www.terex.com, under “Investor Relations” – “Governance” – “Corporate
Governance Documents.” In addition, a copy of the code of ethics and conduct is available in print, without charge, to any stockholder who requests this material from the Company.
Board Committees
The Board has an Audit Committee, Compensation Committee and Governance and Nominating Committee.
Board Committee Membership and Roster
Name of Director	Audit	Compensation	Governance and Nominating
Paula H.J. Cholmondeley
Donald DeFosset
Thomas J. Hansen
Raimund Klinkner
Andra Rush
Scott W. Wine*
Committee Chair	Member
*	Mr. Wine is not standing for re-election.
Audit Committee Meetings and Responsibilities
The Audit Committee of the Board consists of Messrs. Hansen (chairperson) and Klinkner and Ms. Cholmondeley and Ms. Rush, each of whom is independent as defined in the listing standards of the NYSE and under the Exchange Act. The Audit Committee met nine times during 2019.
Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise.
The Board, in its business judgment, believes that each of the current members of the Audit Committee is financially literate or has accounting or financial management expertise: Mr. Hansen through his business experience as a corporate executive and his involvement in preparing financial statements as a senior executive of a large multinational company; Dr. Klinkner through his business experience as a corporate executive and his involvement in preparing financial statements as a senior executive of a large multinational company;
Ms. Rush through her business experience as a corporate executive; and Ms. Cholmondeley through her education, training and experience as a former certified public accountant and her involvement in preparing financial statements as the Chief Financial Officer of a large insurance company. The Board has determined that each of Messrs. Hansen and Klinkner and Ms. Cholmondeley is an “audit committee financial expert,” as such term is defined under the regulations of the SEC.
The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company’s independent registered public accounting firm and operating and financial management personnel. The Audit Committee reviews the audit performed by the Company’s independent registered public accounting firm and reports the results of such audit to the Board. The Audit Committee reviews the Company’s annual financial statements and all material financial reports provided to the stockholders and reviews the Company’s internal auditing, accounting and financial controls.

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As stated in the Audit Committee Charter, the Audit Committee also reviews related party transactions and any other matters pertaining to potential conflicts of interest or adherence to the Company’s standards of business conduct. Related party transactions must be approved by the Audit Committee, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Audit Committee will consider all relevant factors, including, as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related party transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.
The Audit Committee is also responsible for appointing, setting compensation for, and overseeing the work of, the Company’s independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. On a periodic basis, the Chief Financial Officer of the Company provides the Audit Committee an estimate for the services needed and seeks pre-approval of such services from the Audit Committee. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The policy prohibits the Audit
Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.
Requests for pre-approval for services must be detailed as to the services to be provided and the estimated total cost and must be submitted to the Company’s Chief Financial Officer. The Chief Financial Officer then determines whether the services requested fall within the guidance of the Audit Committee as to the services that have been pre-approved. If the service was not of a type that was already pre-approved or the estimated cost would exceed the amount already pre-approved, then the Chief Financial Officer seeks pre-approval of the Audit Committee on a timely basis.
The Audit Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the SEC and the NYSE. A copy of the Audit Committee Charter is available at the Company’s website, www.terex.com, under “Investor Relations” – “Governance” – “Corporate Governance Documents.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the Audit Committee.
See “Audit Committee Report” for a discussion of the Audit Committee’s review of the audited financial statements of the Company for the Company’s fiscal year ended December 31, 2019.
Compensation Committee Meetings and Responsibilities
The Compensation Committee of the Board consists of Messrs. Wine (chairperson), DeFosset and Klinkner and Ms. Rush, each of whom is independent as defined in the listing standards of the NYSE. Each member of the Compensation Committee must have a basic understanding of the components of executive compensation and the role of each component as part of a comprehensive program linking compensation to corporate and individual performance in support of the Company’s objectives. The Compensation Committee met eight times during 2019.
The Compensation Committee assists the Board in its responsibilities regarding compensation of the Company’s senior executives and outside directors, including overall responsibility for approving, evaluating and modifying the Company’s plans, policies and programs for compensation of key management personnel. The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel.
The Compensation Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE. A copy of the Compensation Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the Compensation Committee. The charter does not provide for any delegation of the Compensation Committee’s duties.
See “Compensation Discussion and Analysis” for a description of the Company’s executive compensation philosophy and executive compensation program, including a discussion of how the compensation of the Company’s executive officers was determined.

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Compensation Risk Assessment
The Company conducted a risk assessment of its compensation policies and practices for its employees, including those related to its executive compensation programs. The findings of the risk assessment were discussed with the Compensation
Committee. Based upon the assessment, the Company believes that its compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee served as one of the Company’s officers or employees during 2019 or was formerly an officer of the Company. None of the Company’s executive officers served as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board or Compensation Committee during 2019. None of the Company’s executive officers served as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee during 2019.
Governance and Nominating Committee Meetings and Responsibilities
The Governance and Nominating Committee of the Board consists of Messrs. DeFosset (chairperson), Hansen and Wine and Ms. Cholmondeley, each of whom is independent as defined in the listing standards of the NYSE. The Governance and Nominating Committee met five times during 2019.
The Governance and Nominating Committee plays a central role in planning the size and composition of the Board, developing criteria and implementing the process of identifying, screening and nominating candidates for election to the Board, recommending corporate governance guidelines and actions to improve corporate governance and evaluating individual director and full Board performance. The Governance and Nominating Committee is also responsible for overseeing a review and assessment of the performance of the Board and its committees at least annually, including establishing the evaluation criteria and implementing the process for evaluation. The Governance and Nominating Committee, as well as the Board as a whole, does a self-assessment of its performance annually, including with respect to the nomination process.
In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominating Committee applies the criteria set forth in the Guidelines and gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating director nominees, such as race, gender, age, national origin, work experience and tenure with the Board. These criteria include the candidate’s independence, integrity, diversity, experience, sound judgment in areas relevant to the Company’s businesses, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. Maintaining a balanced experience and knowledge base within the total Board includes considering whether the candidate: (i) is a senior operating executive in a company engaged in the capital and industrial goods industries; (ii) has significant executive management experience for multinational business operations; (iii) has extensive knowledge and experience in financial services and capital markets; (iv) has substantial knowledge of the Company and its business; and (v) has unique knowledge and experience and can provide significant contributions to the Board’s effectiveness. The Board does not have a formal policy regarding director diversity, but considers how the differences in its directors’ backgrounds broaden its business perspective. All candidates for director are reviewed in the same manner, regardless of the source of the recommendation. For details on how stockholders may submit nominations for directors, see “Other Important Information.”
The Governance and Nominating Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE. A copy of the Governance and Nominating Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the Governance and Nominating Committee.

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Director Compensation
The objectives of the Company’s compensation program for outside directors are to: (i) attract and retain independent, high caliber outside directors who are not affiliated with the Company and who provide a balanced experience and knowledge base within the Board; (ii) require a meaningful stock ownership in the Company to align the interests of the outside directors with those of the stockholders; and (iii) provide a total compensation opportunity that approximates the 50th percentile of the Benchmark Companies (as defined below).
The compensation program for outside directors has two principal components: (i) an annual retainer for service as a Board member; and (ii) an annual retainer for service on a committee or as Non-Executive Chairman/Lead Director. The program is designed to encourage outside directors to receive a significant portion of their annual retainer for Board service in the Company’s Common Stock, to enable directors to defer receipt of their fees and to satisfy the Company’s Common Stock ownership objective for outside directors. The program does not include the payment of additional fees per meeting, as each director is expected to prepare for and participate in all meetings during the year and provide a continuous year-round effort regardless of the formal meeting calendar.
Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board meetings, committee meetings and other activities in furtherance of their responsibilities as members of the Company’s Board.
Each director receives the equivalent of $225,000 for service as a Board member (or a prorated amount if a director’s service began other than on the day of the Annual Meeting). Each director may elect to receive their fee in (i) shares of Common Stock currently, which may be deferred into the stock fund of the Company’s Deferred Compensation Plan, (ii) cash currently, (iii) cash deferred into the bond fund of the Company’s Deferred Compensation Plan, or (iv) any two of the preceding alternatives in equal amounts. If a director elects to receive shares of Common Stock currently without deferral into the stock fund of the Company’s Deferred Compensation Plan, then 40% of this amount is paid in cash to offset the tax liability related to such election. For purposes of calculating the number of shares of Common Stock into which any fixed sum translates, Common Stock is valued at its per share closing price on the NYSE on the day immediately preceding the grant date.
Each director is expected to accumulate (for a new director, over the first four years of Board service), the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($675,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. Until such time as a director achieves the ownership objective or if a director shall at any time fall below the ownership objective, directors are expected to invest at least $112,500 per year (or such lesser amount necessary to achieve the ownership objective) in shares of Common Stock until the director has satisfied the ownership objective.
Each director who serves as Non-Executive Chairman/Lead Director or on a committee of the Board receives an annual committee retainer, on the first business day after the Company’s Annual Meeting, as set forth in the table below:
Committee/Board Position*	Retainer
Non-Executive Chairman/Lead Director	$50,000
Audit Committee Chair	$35,000
Compensation Committee Chair	$35,000
Governance and Nominating Committee Chair	$20,000
Audit Committee Member	$10,000
Compensation Committee Member	$10,000
Governance and Nominating Committee Member	$7,500
*
A Committee Chair shall only receive a committee chair retainer and not a committee member retainer as a result of chairing a committee. In the event the Non-Executive Chairman/Lead Director serves on any committees as either a committee chair or committee member, the Non-Executive Chairman/Lead Director will not be eligible to receive any committee retainer other than the Non-Executive Chairman/Lead Director retainer.

The retainers listed above are payable in cash, and may be deferred into the bond fund of the Company’s Deferred Compensation Plan. For a director whose service begins other than on the day of the Annual Meeting, any retainer is prorated. If the Company does not hold an Annual Meeting by the end of May in any year, then any retainer that is scheduled to be paid following the Annual Meeting shall be paid on the last business day of May.

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A director who leaves the Board at any time during the year, for any reason, will retain any retainer payments already received for such year. The Compensation Committee has discretion to authorize the payment of additional fees to any director under extraordinary circumstances. It is the expectation of the Compensation Committee that it will review the Outside Director Compensation Policy and the outside director compensation programs of the Benchmark Companies every two to four years, although it may review them more frequently as circumstances warrant.
The compensation paid to the Company’s outside directors in 2019 is summarized in the following table:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Paula H. J. Cholmondeley	$242,500	0	0	0	0	0	$242,500
Donald DeFosset	$30,000	$225,000	0	0	0	0	$255,000
Thomas J. Hansen	$155,000	$112,500	0	0	0	0	$267,500
Matthew Hepler	$100,004	$134,996	0	0	0	0	$235,000
Raimund Klinkner	$245,000	0	0	0	0	0	$245,000
Andra Rush	$110,004	$134,996	0	0	0	0	$245,000
David A. Sachs	$50,000	$225,000	0	0	0	$1,000	$276,000
David C. Wang	$17,500	$225,000	0	0	0	0	$242,500
Scott W. Wine	$42,500	$225,000	0	0	0	0	$267,500
(1)
See Note N – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.

(2)
The grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 is the following: Mr. DeFosset, $225,000 (annual retainer paid on May 17, 2019); Mr. Hansen, $112,500 (portion of annual retainer paid on May 17, 2019); Mr. Hepler $134,996 (portion of annual retainer paid on May 17, 2019); Ms. Rush $134,996 (portion of annual retainer paid on May 17, 2019); Mr. Sachs, $225,000 (annual retainer paid on May 17, 2019); Mr. Wang, $225,000 (annual retainer paid on May 17, 2019); and Mr. Wine, $225,000 (annual retainer paid on May 17, 2019).

(3)
The amount listed in the All Other Compensation Column is the amount of the charitable contribution made by the Company on behalf of the director in accordance with the Company’s charitable gift matching program.

Certain Relationships and Related Transactions
The Company intends that all transactions with affiliates are to be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board’s fiduciary duties under
Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. Pursuant to the terms of the written Audit Committee Charter, one of the responsibilities of the Audit Committee is to review related party transactions. See “Audit Committee Meetings and Responsibilities.”

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DIRECTORS AND GOVERNANCE
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, by each director, by each director nominee, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 1, 2020 (unless otherwise indicated below). Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after March 1, 2020, pursuant to an exercise of options or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.
NAME AND ADDRESS OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)	PERCENT OF CLASS
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,542,992(3)	10.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,260,509(4)	10.4%
PZENA Investment Management, LLC 320 Park Avenue, 8th Floor New York, NY 10022	4,511,045(5)	6.4%
TIAA-CREF Investment Management, LLC 730 Third Avenue New York, NY 10017	4,218,161(6)	6%
Paula H. J. Cholmondeley	31,425	*
Donald DeFosset	147,238	*
John L. Garrison	996,458	1.4%
Thomas J. Hansen	45,787	*
Raimund Klinkner	21,669	*
Andra Rush	18,904	*
David A. Sachs	459,745(7)	*
Scott W. Wine	93,209	*
John D. Sheehan	294,612	*
Eric I Cohen	157,623	*
Stoyan (Steve) Filipov	90,894(8)	*
Kieran Hegarty	226,927	*
Matthew Fearon	90,076	*
Amy George	127,756	*
All directors and executive officers as a group (13 persons)	2,614,588	3.7%
*	Amount owned does not exceed one percent (1%) of the class so owned.
(1)	Unless indicated otherwise, each person’s principal address is c/o Terex Corporation, 200 Nyala Farm Road, Westport, CT 06880.
(2)
Certain executive officers and directors maintain margin securities accounts, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At March 1, 2020, no executive officer or director had a debit balance in such accounts.

(3)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G, dated February 3, 2020, disclosing the beneficial ownership of 7,542,992 shares of Common Stock. This includes BlackRock having sole voting power over 7,386,995 shares of Common Stock and sole dispositive power over 7,542,992 shares of Common Stock.

(4)
The Vanguard Group (“Vanguard”) filed a Schedule 13G, dated February 10, 2020, disclosing the beneficial ownership of 7,260,509 shares of Common Stock. This includes Vanguard having sole voting power over 118,736 shares of Common Stock, shared voting power over 17,034 shares of Common Stock, sole dispositive power over 7,135,997 shares of Common Stock and shared dispositive power over 124,512 shares of Common Stock..

(5)
PZENA Investment Management, LLC (“Pzena”) filed a Schedule 13G, dated January 27, 2020, disclosing the aggregate beneficial ownership of 4,511,045 shares of Common Stock. This includes Pzena having sole voting power over 3,795,633 shares of Common Stock and sole dispositive power over 4,511,045 shares of Common Stock.

(6)
TIAA-CREF Investment Management, LLC (“TIAA-CREF”), College Retirement Equities Fund-Stock Account (“CREF Stock Account”) and Teachers Advisors, LLC (“Advisors”) jointly filed Schedule 13G, dated February 14, 2020, disclosing beneficial ownership of 4,218,161 shares of Common Stock. This includes TIAA-CREFF having sole voting power over 3,418,850 shares of Common Stock and sole dispositive power over 3,418,850 shares of Common Stock; CREF Stock Account having shared voting power over 3,383,063 shares of Common Stock and shared dispositive power over 3,383,063 shares of Common Stock; and Advisors having sole voting power over 799,311 shares of Common Stock and sole dispositive power over 799,311 shares of Common Stock.

(7)
Includes 10,550 shares of Common Stock owned by Mr. Sachs’ wife. Mr. Sachs disclaims the beneficial ownership of such shares. Includes 20,000 shares of Common Stock owned by a family limited liability company.

(8)	Amount shown for Mr. Filipov is his total beneficial ownership of Common Stock as of February 1, 2020.

2020 PROXY STATEMENT

COMPENSATION
PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Pursuant to rules under the Dodd-Frank Act, the Board is asking the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.
The Board remains committed to sound corporate governance practices and shares the interest of stockholders in maintaining effective performance-based executive compensation programs at the Company. The Board believes that the Company’s executive compensation programs have a proven record of effectively aligning pay with performance and attracting and retaining highly talented executives. The Board strongly encourages you to review the Compensation Discussion and Analysis and compensation tables in this Proxy Statement for detailed information on the extensive processes and factors the Committee considered when establishing performance and pay targets and in making decisions regarding actual payouts under the Company’s short and long-term performance based incentive plans. Accordingly, the Board recommends that stockholders vote FOR the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Board. Although non-binding, the Board and the Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation programs.
The Board recommends a vote FOR the approval of the advisory resolution on executive compensation.

2020 PROXY STATEMENT

COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Compensation Committee of the Board (the “Committee”) continually reviews the compensation programs for the Company’s executive officers, including the Named Executive Officers (as defined in the Executive Compensation section below), to ensure they achieve the desired goals of aligning the executive compensation structure with the Company’s stockholders’ interests and current market practices. The Company’s executive compensation programs are based on the following core principles:
•	be competitive with peers to effectively attract and retain talented executives;
•	achieve a balance between short-term and long-term compensation;
•	align executive pay with Company and stockholder performance;
•	foster an ownership culture through the use of equity awards in order to align the interests of executives and stockholders; and
•	address the volatility and cyclicality of the Company’s business and industry.
The Company’s results in 2019 and actions taken by the Committee since January 1, 2019 demonstrate the Committee’s commitment to paying for performance and illustrate how the executive compensation program responds to business challenges and the marketplace. Key highlights include the following:
✔	Return on invested capital, as adjusted for certain unusual and non-recurring items, increased to 17.6% in 2019.
✔	Free cash flow increased in 2019 by approximately $70 million as compared to 2018.
✔	Total CEO compensation decreased 13% in 2019 as compared to 2018 (26% as compared to 2017).
✔	CEO stock award values decreased 7% in 2019 as compared to 2018 (14% as compared to 2017).
✔	CEO annual incentive compensation decreased 52% in 2019 as compared to 2018 (61% as compared to 2017).
✔
Our executive compensation program design has resulted in a strong correlation between the Company’s total stockholder return and the total realized compensation of the Company’s CEO during the last three fiscal years.

*
Total Realized Compensation represents: Total compensation, as determined under applicable SEC rules, minus (1) the aggregate grant date fair value of performance-based restricted stock awards that have either been forfeited or whose performance has not yet been achieved and (2) the year-over-year change in pension value and nonqualified deferred compensation earnings, plus (3) the grant date fair value of the performance-based restricted stock awards earned (included in the year earned) and (4) the earnings of options exercised in the year exercised. The Committee believes it is important to compare the Company’s performance with the CEO’s total realized compensation because the total compensation amount included in the Summary Compensation Table includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized.

**
Total Stockholder Return represents the change in market value of $100, including reinvestment of dividends, invested in Terex stock for the period commencing
December 31, 2016 through December 31, 2019.

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✔	As the Company’s overall operating results were below the Committee’s expectations, the annual incentive payouts to the Named Executive Officers for 2019 were approximately 58% of target.
✔	The compensation granted in 2019 to the Named Executive Officers was predominantly performance-based and/or linked to the Company’s equity performance.

✔	The strong performance orientation of the executive compensation program and the rigor of the performance goals set by the Committee has resulted in the forfeiture of previously granted equity awards:
✔
Net amount of approximately $1.6 million in stock awards granted in 2016, 2017 and 2018 were forfeited in 2019 by the Company’s CEO and net amount of approximately $0.9 million in stock awards granted in 2016, 2017 and 2018 were forfeited in 2019 by the other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Committee.

✔
Net amount of approximately $2.7 million in stock awards granted in 2017, 2018 and 2019 were forfeited in 2020 by the Company’s CEO and net amount of approximately $2.2 million in stock awards granted in 2017, 2018 and 2019 were forfeited in 2019 by the other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Committee.

✔	The Company continued its long-standing engagement efforts with its stockholders both during and outside of the proxy season.
✔
The Committee Chairman conducted discussions with four of the Company’s largest stockholders (accounting for approximately 10% of the Company’s outstanding shares) in the first quarter of 2019 to discuss the Company’s executive compensation program as part of its shareholder outreach program.

✔
The Committee Chairman conducted discussions with four of the Company’s largest stockholders (accounting for approximately 17% of the Company’s outstanding shares) in the first quarter of 2020 to discuss the Company’s executive compensation program as part of its annual shareholder outreach program.

✔
Additionally, all Company’s stockholders are given the opportunity to participate in a virtual stockholder forum on compensation matters prior to each year’s annual meeting of stockholders to ask questions of the Committee’s chairperson and provide feedback on the Company’s executive compensation program.

✔	The Company’s CEO and Investor Relations team engages in frequent communication with the Company’s stockholders and analysts.
✔
Based on feedback from the Company’s stockholders, one of the annual incentive compensation qualitative targets for 2019 for Mr. Garrison was based on health, safety and environment (HSE) improvements.

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Executive Compensation Program
The Committee is comprised solely of independent directors committed to applying sound governance practices to compensation decisions. The Committee considers a variety of reports and analyses, such as market survey data, compensation tally sheets and compensation data of peer companies, when making decisions regarding target compensation opportunities and the delivery of awards to the Company’s executives, including the Named Executive Officers.
The Committee has the sole authority to hire and dismiss the outside compensation consultants to the Committee. For 2019, the Committee retained Pay Governance LLC (“Pay Governance”), an independent, outside consultant, to support it in determining the compensation of the Company’s executive officers. Pay Governance was not given a narrow list of instructions, but rather was engaged to provide the Committee with any and all information and advice that might assist the Committee in performing its duties and analyzing executive pay packages. In accordance with the Guidelines, the Committee’s compensation consultant did not provide the Company with any other services.
Pay Governance performed a comprehensive analysis of the compensation practices of the Benchmark Companies and provided the Committee with compensation data, including updates regarding trends in executive compensation that the Committee utilized in making its decisions. The comprehensive analysis performed by Pay Governance indicated that the Committee’s mix of target total compensation is in line with typical market practice. In addition, in 2019, the target total cash, target long-term incentives and target total compensation provided to the Company’s executives, in the aggregate, were within the range of competitive market practice.
Compensation Objectives and Principles: The objectives of the Company’s executive compensation program are to: (i) attract and retain executives with the skills critical to the long-term success of the Company; (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value; and (iii) link a significant portion of compensation to achieving performance goals and appreciation in the total stockholder return of the Company, so as to align the interests of the executives with those of the stockholders.
The Committee believes that its objectives of pay for performance and retention should be balanced and appropriately competitive with the Company’s peers and competitors, so that successful, high-achieving executives will remain motivated and committed to the Company during all phases of the business cycle. The Committee also believes that generally more than half of an executive’s total compensation opportunity should be aligned with the performance of the Company. As executives progress to higher levels in the Company they have a greater ability to affect the Company’s results and should have an increasing proportion of their pay linked to Company performance and stockholder returns. Annual and long-term incentive compensation opportunities should provide the appropriate focus on short- and long-term individual and corporate strategic business results. Long-term stock-based compensation opportunities should represent a larger proportion of total compensation for Named Executive Officers than short-term cash-based opportunities. Difficult but achievable annual objectives should be compatible with sustainable long-term performance. The allocation in compensation between short and long-term compensation is generally based on employment market conditions with an emphasis on attraction and retention, as well as attempting to motivate executive officers to achieve excellent results.
Stockholder engagement: Engagement with its stockholders is a key component of the Company’s corporate governance and the Committee believes stockholder engagement is of vital importance in the area of executive compensation as well. The Committee seeks and is open to input from its stockholders regarding the Company’s executive compensation program.
The Committee also believes it is important for all stockholders to have the ability to voice their comments or concerns on the Company’s executive compensation practices. Accordingly, in 2019 (as in prior years) the Company held a stockholder forum on compensation matters prior to its annual meeting of stockholders, giving all stockholders the ability to ask questions of the Committee’s chairperson and provide feedback on the Company’s executive compensation program. The Committee plans to hold a similar compensation forum immediately prior to the Annual Meeting in a further effort to engage with its stockholders on compensation matters. See page 1 of this Proxy Statement for more information on the Compensation Forum.
The Committee took note of the continued strong stockholder support in recent years reflected in the advisory vote on the compensation of the Company’s Named Executive Officers (approximately 94% or more voted in favor in each of the last five years). However, the Committee still believed it was important to continue to engage with stockholders on compensation matters. Consequently, the Committee Chairman met with four of the Company’s largest stockholders (accounting for approximately 17% of the Company’s outstanding shares) in the first quarter of 2020 to discuss the Company’s executive compensation program. Based on these discussions, the Company learned that its stockholders continue to generally approve of the Company’s overall executive compensation program and generally understand the

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performance oriented nature of the Company’s executive compensation program. The stockholders were very appreciative of the Company’s outreach and also offered comments and suggestions about some of the elements of, and performance metrics used in, the Company’s executive compensation program. The Committee has taken feedback received into consideration in its ongoing efforts to improve the Company’s executive compensation program and the quality of its compensation disclosures. For example, one of the annual incentive compensation qualitative targets for 2019 for Mr. Garrison was based on health, safety and environment (HSE) improvements.
Executive Compensation Practices
Peer Group: The Committee designs the Company’s total compensation program to be motivational and competitive with the programs of other corporations. The corporations included in the Company’s peer group have been selected based on criteria such as:
•	having comparable revenues, assets and market capitalization as the Company;
•	being from a similar industry with which the Company competes for executives; and
•	being a manufacturing corporation that may not be in the same industry as the Company but that provides similar returns to their stockholders (collectively, the “Benchmark Companies”).
In keeping with current best practices, an annual review of the Company’s peer group was conducted and the Committee analyzed the composition of the Benchmark Companies. In conducting its annual review in 2019, the Committee determined that all of the Benchmark Companies continued to have revenues that were between one-half and two and a half times the Company’s revenue except for Tenneco, Inc. which has approximately four times the Company’s revenues and The Manitowoc Company, Inc. which has a little less than half of the Company’s revenues. As a result of this analysis and other analytics conducted by the Committee’s consultant and based on the Committee’s overall assessment of the Benchmark Companies, the Committee decided to remove Tenneco, Inc. from the Benchmark Companies. The Committee believed that removing the highest revenue peer from the Benchmark Companies was appropriate and allowed the Company to improve its relative positioning of revenue versus the peer group. The companies currently comprising the Benchmark Companies are:
Peer Group
AGCO Corporation American Axle & Manufacturing Holdings, Inc. Carlisle Companies Inc. Crane Company Dana Incorporated	Dover Corporation Flowserve Corporation Hubbell Inc. Lennox International Inc. The Manitowoc Company, Inc. Meritor Inc.	Navistar International Corporation Oshkosh Corporation Pentair Ltd. Rockwell Automation, Inc. Roper Technologies Inc.	Timken Company Trinity Industries Inc. United Rentals, Inc. Westinghouse Air Brake Technologies Corporation
Compensation Recoupment Policy: The Board and Committee included a “clawback” provision in the Terex Corporation Amended and Restated 2009 Omnibus Incentive Plan (the “2009 Omnibus Plan”) and the Terex Corporation 2018 Omnibus Incentive Plan (the “2018 Omnibus Plan”) that allows the Company to recover all or a portion of any incentive award granted or paid to an executive in the event the award is affected by a restatement of the Company’s financial results caused by errors, omissions or fraud. This policy is in addition to the requirements of Sarbanes-Oxley.

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Anti-Hedging and Anti-Pledging Policy: The Company prohibits Terex team members and directors from making short sales of Terex securities and from engaging in speculative trading in Terex securities, including trading for speculative purposes in puts, calls, publicly traded options or similar instruments on Terex securities. Any Terex team member who wishes to trade in puts, calls or similar instruments on Terex securities for valid financial or tax planning purposes, and not for purposes of speculation, may do so only if they have received prior written approval from the Terex Legal Department. Determinations are made on a case-by-case basis based on the facts and circumstances provided to the Terex Legal Department.
The Company also prohibits Terex team members and directors from purchasing Terex securities on margin or Terex securities in a margin account or otherwise pledging Terex securities as collateral for a loan without the prior approval of the Terex Legal Department. Determinations are made on a case-by-case basis based on the facts and circumstances provided to the Terex Legal Department.
Stock Ownership Guidelines: The Company has stock ownership guidelines to encourage acquisition and retention of the Company’s common stock and to foster an ownership culture, thereby aligning the executives’ interests with the long-term interests of the Company’s stockholders. These ownership guidelines are based on a multiple of each executive’s base salary. Shares that count toward meeting the ownership guideline include shares held outright by the executive, unvested time-based restricted stock or stock units, unvested performance-based stock where performance has been achieved and any shares acquired through a Company benefit plan. Unearned performance-based shares/units are not counted toward meeting the ownership guideline. The following table shows the Named Executive Officers’ ownership levels and their achievement of the relevant target levels as of December 31, 2019:
Named Executive Officer	Annual Salary ($)	Target Ownership Level Guideline (# times base salary)	Total Stock Ownership ($)	Total Stock Ownership versus Annual Salary (#)
John L. Garrison	$975,000	6.0 times	$16.3 million	16.8 times
John D. Sheehan	$679,575	3.0 times	$4.5 million	6.7 times
Kieran Hegarty	$453,520*	2.5 times	$4.3 million	9.4 times
Matthew Fearon	$527,978	2.5 times	$1.9 million	3.6 times
Amy George	$435,000	2.0 times	$2.8 million	6.5 times
*	Mr. Hegarty received his 2019 salary in Pounds Sterling. Amount shown is converted into U.S. Dollars at an average rate of £1.00 = $1.2751.
Internal Pay Equity: As is the case with many companies, the Company relied in 2019 more heavily on the management and leadership skills of its CEO than its other Named Executive Officers. The Company relies on the management and leadership skills of its other Named Executive Officers, but not to the same extent that it relies on its CEO. As a result, its CEO received a significantly greater amount of compensation than the other Named Executive Officers.
Executive Compensation Components
The executive compensation program has three principal components: short-term compensation (base salary and annual incentive), long-term incentive compensation and post-employment compensation, each of which is described below.
While each component of compensation is considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive when making its decisions.

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Short-Term Compensation
Base Salary: Base salary is determined by evaluating the responsibilities of the position held, the individual’s experience in his/her current position, current performance, future potential and the competitive marketplace for executive talent. The Company’s objective is to provide its executive officers with competitive base salaries that are, on average, at the median of the Benchmark Companies. Base salaries are reviewed annually to ensure that strong individual performance is reflected in any increase in an executive’s base salary level. The Committee approved the following annual base salary levels for the Named Executive Officers in 2019.
Named Executive Officer	Base Salary Effective April 1, 2019	Prior Base Salary
John L. Garrison	$975,000	$950,000
John D. Sheehan	$679,575	$663,000
Kieran Hegarty*	$453,520	$412,291
Matthew Fearon	$527,978	$515,100
Amy George	$407,418**	$395,551
Eric I Cohen	$594,140	$579,649
Steve Filipov	$591,858	$591,858
*	Mr. Hegarty received his 2019 salary in Pounds Sterling. Amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2751.
**
In connection with Ms. George’s promotion to Senior Vice President, Chief Human Resources Officer, her base salary was increased in December 2019 to $435,000. The Committee believed this salary increase was appropriate due to the increased responsibility of her new position.

The Committee believed that the annual base salary increases to Messrs. Garrison, Sheehan, Cohen and Fearon and Ms. George of 2.5%–3.0% were appropriate given the positioning of their base salary levels relative to the market data. Mr. Hegarty’s base salary was increased by 10% reflecting his multi-year strong performance and his lower base salary as compared to his peers at the Company.
The Committee believes that the base salary ranges in 2019 for the Company’s Named Executive Officers (as defined below) were, in the aggregate, slightly above the 50th percentile of the Benchmark Companies. In part, this is a reflection of the long tenure with the Company by certain of the Company’s Named Executive Officers, as well as certain executives recruited to the Company externally. This was partially offset by Mr. Garrison’s base salary set below the 50th percentile of the Benchmark Companies. Mr. Garrison’s below median salary is more indicative of him never serving as a CEO prior to joining the Company as its CEO four years ago. However, the Committee and Board are pleased with his performance and are committed to compensating Mr. Garrison fairly and competitively as he continues to gain experience in the role.
Annual Incentive Program: In addition to base salary, each executive officer was eligible to participate in our annual incentive program under the 2018 Omnibus Plan, which was adopted by the Board and approved by the stockholders of Terex in 2018. The Committee’s objective is to provide the Company’s executive officers with an annual incentive opportunity that is competitive with annual incentive target percentage ranges for the Benchmark Companies. The goal of the management annual incentive program is to provide annual incentive opportunity and reward executives when their actions drive the overall performance of the Company. While there is downside risk to the executive in having a performance component that can result in no award, there is also an upside opportunity if the Company and the individual both perform well. This meets the Committee’s objective that superior performance that adds value to the Company and its stockholders should be rewarded and performance that does not meet expectations should have adverse consequences. For 2019, the Committee, in its sole discretion, could decrease or eliminate the payment of an annual incentive award to any participant under certain extraordinary events in accordance with the annual incentive program.
Annual incentive payouts are based upon the Company’s performance and the executive’s individual performance, both measured against previously determined targets. The individual targets include both financial and non-financial metrics, and contain individual and Company performance measures. Mr. Garrison’s annual incentive target for 2019 was 125% of his base salary. The annual incentive targets of the other executive officers generally range from 60% - 75% of their base salary (Ms. George’s target was increased in December 2019 from 50% to 65% due to the increased responsibility of her new position). The Committee believes this is consistent with its philosophy of paying for superior performance.
In 2019, 80% of the annual incentive target for each of the Named Executive Officers was based upon financial targets determined at the overall Terex consolidated level and the other 20% was based on individual performance metrics. As in prior periods, the Committee determined that no annual incentives would be paid if the Company did not have positive net income in 2019, on an adjusted basis, regardless of whether an executive achieved or exceeded their individual performance targets in 2019.

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Named Executive Officer (Other than CEO) Annual Incentive Targets:
Quantitative Targets: As the Company had employed various performance metrics over the past few years that supported the Company’s business strategy, the Committee, with the assistance of its compensation consultant, conducted a review of the metrics used by the Company, the Benchmark Companies and other manufacturing companies, as well as the number of metrics used by such other companies. The Committee determined that using two performance metrics continued to be most prevalent among both the Benchmark Companies and other manufacturing companies. It was determined that net working capital as a percentage of net sales (“NWC”) and operating earnings of the Company would be the two financial metrics for the Company’s 2019 annual incentive program as they both aligned and supported the Company’s business strategy and goals for 2019.
The Committee wanted management focused on driving operating earnings in 2019; therefore, 75% of the quantitative portion of the annual incentive program was based on operating earnings. Operating earnings is calculated as net sales less cost of sales, less selling and general administrative expenses and excluding certain unusual and non-recurring items.
It was also important to the Committee that the Company focus on its working capital; therefore, 25% of the quantitative portion of the annual incentive program was based on NWC. NWC is trade receivables (net of allowance) plus inventory, less trade accounts payable and customer advances, divided by net sales for the quarter multiplied by four. The NWC amount was calculated on a quarterly basis and performance was measured based on how the Company performed against its annual operating plan targets.
In prior years, the net working capital metric has been measured as an absolute number and not as a percentage of sales. The Committee believes NWC is an important metric as strong NWC augments the Company’s cash conversion characteristics and performance overall. The Committee modified the metric in 2018 and continued this approach in 2019 as it believed management should be managing the net working capital levels in relation to the Company’s net sales and the revised calculation of NWC was a better way to measure management’s success at managing the Company’s net working capital levels.
For 2019, the quarterly targeted NWC amounts are set forth below and the targeted operating earnings was $461 million, which amounts were based upon the 2019 operating plan of the Company, approved by the Board in early 2019. The following tables indicate the correlation between the Company’s NWC, the Company’s operating earnings performance and the payout percentage of the quantitative portion of the annual incentive target:
25%				75%
NWC Achievement %
Q1	Q2	Q3	Q4	NWC Payout Matrix % *	Operating Earnings Achievement ($ millions)	Operating Earnings Payout Matrix%*
23.6%	19.5%	20.7%	23.0%	0%	Less than $323	0%
22.6%	18.5%	19.7%	22.0%	25%	$323	25%
21.6%	17.5%	18.7%	21.0%	50%	$369	50%
20.6%	16.5%	17.7%	20.0%	75%	$415	75%
19.6%	15.5%	16.7%	19.0%	100%	$461	100%
18.6%	14.5%	15.7%	18.0%	125%	$508	150%
17.6%	13.5%	14.7%	17.0%	150%	$554 or more	200%
16.6%	12.5%	13.7%	16.0%	175%
15.6%	11.5%	12.7%	15.0%	200%
*	Results between the thresholds will be interpolated.
Qualitative Targets: Individual performance for each of the executive officers can include all or any combination of segment performance, business unit performance, personal goals, as well as other financial and non-financial measurements and milestones. The CEO is responsible for determining individual performance measurements for each of his direct reports. The individual performance calculation for the executive officers, other than the CEO, is done on a holistic basis in evaluating the achievement of such goals rather than based upon a rigid formula. The difficulty in achieving the targeted goals depends on a variety of factors, some of which are in the executive’s control and some of which are not. These targets are established annually based on the Company’s operating plan for the coming year and in conjunction with the executive’s annual review by the CEO. If the Company achieves its operating plan objectives for the year, the Committee believes the goals are attainable. Unlike the quantitative targets, the maximum payout percentage for qualitative targets is 100%, although the CEO and the Committee retain discretion to pay up to 120% on a case by case basis for extraordinary performance. This is done in an effort to increase the alignment of the executives’ interests and the Company’s stockholders.

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The Company’s NWC for 2019, calculated in accordance with the Company’s annual incentive plan, was 20.8%, 16.6%, 18.9% and 20.4% the first, second, third and fourth quarters of 2019, respectively, which resulted in a payout of 63.5% of target for this metric. The Company’s operating earnings, as adjusted for certain unusual and non-recurring items and calculated in accordance with the Company’s annual incentive plan, for 2019 was $354.4 million, which resulted in a payout of 41.8% of target for this quantitative metric. The following table shows the total 2019 annual incentive payout under the 2018 Omnibus Plan and details the annual incentive amount that was earned for the quantitative and qualitative portions of the 2019 annual incentive award for each of the Named Executive Officers other than the CEO.
Name	Amount for Achievement of NWC	Amount for Achievement of Operating Earnings	Amount for Achievement of Qualitative Targets	Total Annual Incentive Amount
John D. Sheehan	$ 64,340	$127,059	$106,323	$297,723
Kieran Hegarty	$ 42,229	$83,395	$66,503	$192,128
Matthew Fearon	$ 49,987	$98,715	$67,976	$216,679
Amy George	$ 26,300	$51,938	$46,418	$124,657
*	Mr. Hegarty received his 2019 annual incentive award in Pounds Sterling. Amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2751.
Mr. Garrison Annual Incentive Targets:
Quantitative Targets: Consistent with the other Named Executive Officers, the 2019 quantitative financial performance measure was NWC as a percentage of net sales and operating earnings for Mr. Garrison and represented 80% of his annual incentive target.
Qualitative Targets: The following table provides a detailed listing of the qualitative performance measures that were considered by the Committee and their percentage weighting:
Performance Measure	Weighting of the Qualitative Target (%)	Goals
ESG	15%
Complete mile marker 3 on eight business specific serious injury and fatality roadmaps. Reduce the Company’s total recordable incident rate to less than 2.23 and the Company’s lost time rate to less than 0.48. Complete targeted health, safety and environment improvements.

Focus	20%	Successfully complete the exiting of the Company’s mobile cranes businesses in Germany and North America.
Simplify and Execute to Win	40%
Implement standardized plant operational and financial metrics reporting which is used by operational leadership to drive the operational performance of the Company’s manufacturing facilities. Execute strategic sourcing, commercial excellence and life cycle solutions initiatives.

Talent Development	25%
Develop and implement the required organizational design modifications to address the changes in the business portfolio. Develop short and long term succession plans and organizational opportunities for key positions in the Company. Continue team member training, including early talent programs. Achieve women at Terex targets (1% increase at leader level, 0.5% increase in operational roles and 0.5% increase overall).

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The following tables detail the quantitative and qualitative portions of Mr. Garrison’s 2019 bonus amount:
Quantitative Annual Incentive Goal	Quantitative Annual Incentive Target Amount	Amount for Achievement of Quantitative Targets
NWC	$242,209	$153,803
Operating Earnings	$726,627	$303,730
Total	$968,836	$457,533
Qualitative Annual Incentive Goal	Qualitative Annual Incentive Target Amount	Amount for Achievement of Qualitative Targets
Safety	$36,331	$36,331
Focus	$48,442	$48,442
Simplify and Execute to Win	$96,884	$96,884
Talent Development	$60,552	$60,552
Total	$242,209	$242,209
Benefits and Perquisites: The Company previously eliminated substantially all perquisites that applied to its executive officers other than benefits which are also provided generally to all other U.S.-based salaried employees, such as Company-paid life insurance and matching contributions in the Company’s 401(k) Plan and Employee Stock Purchase Plan, medical, dental and vision plans, flexible spending accounts, long and short-term disability coverage and relocation reimbursements and payments. Executive officers are eligible for a comprehensive annual executive physical. In addition, executive officers, as well as certain other middle management team members of the Company, may elect to defer compensation and receive matching contributions in one of the Company’s deferred compensation plans.
Generally, perquisites granted to executive officers are allocated to their income and they are required to pay income taxes on such perquisites. The Company does not provide a tax gross up on executive perquisites except as they relate to certain relocation benefits or expatriate assignments. In 2019, the Company provided a tax gross up to Mr. Filipov related to expatriate benefits relating to his assignment in Switzerland. The Company also provides these types of expatriate benefits and tax gross ups to many middle management team members, as an inducement for team members and new hires to relocate based on the business needs of the Company.
Long-Term Incentive Compensation
Long-Term Incentive Compensation: One of the primary components of the Company’s long-term incentive compensation is the granting of restricted stock and/or cash awards to executive officers, including awards which have a performance-based component. Stock awards have the dual objective of helping to build stockholder value while also serving to retain and motivate the Company’s senior leadership. Long-term incentive compensation is designed to provide wealth creation for executives if stockholder value is created.
The Company’s objective is to provide its executive officers with long-term incentive awards that are generally at or above the median of the award level at the Benchmark Companies. Long-term incentive awards may include cash and non-cash components. When determining the size of equity awards, the Committee also believes that there is merit in taking into account the amount of equity that an executive owns in the Company, and the Committee undertook an extensive review in 2019 of the equity ownership in the Company of each of the executives. However, the overriding factor in determining the size and amount of equity grants is ensuring that grants are motivational and measurable, while providing competitive equity grants that are determined based on grant date economic value. The Committee also takes into account that the Company competes for corporate management talent in high cost of labor areas when determining the size and amount of equity grants. In 2019, the long-term incentive awards to the Named Executive Officers were, in the aggregate, above the median of the award level at the Benchmark Companies.
In 2019, the long-term compensation awards granted by the Company consisted of time-based restricted stock awards and performance-based restricted stock awards. The award value for Mr. Garrison, was reduced in 2019 by approximately 7% from the 2018 award amount. This decision was made by the Committee after considering the Company’s performance, the Company’s size following recent divestitures, the award levels of the Benchmark Companies and the equity ownership of Mr. Garrison. This resulted in a reduction of approximately 14% in Mr. Garrison’s 2019 award amount as compared to his 2017 award. The award values of the other executive officers were not reduced in 2019 in recognition of the reductions they received in 2018.

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For each of the executive officers, 65% of the long-term incentive awards were allocated to performance-based restricted stock and 35% allocated to time-based restricted stock. The long-term incentive awards for the entire leadership team of the Company were more heavily performance-based than that of the rest of the Company because the Committee believes the senior leadership team has the highest level of decision-making in the Company and, therefore, has the greatest potential impact on the Company’s overall performance. As a result, the Committee believes their compensation should be more heavily weighted to the Company’s overall performance.
Long-Term Incentive Awards
Named Executive Officer	Performance-Based	Time-Based
John L. Garrison	65%	35%
John D. Sheehan	65%	35%
Kieran Hegarty	65%	35%
Matthew Fearon	65%	35%
Amy George	65%	35%
Eric I Cohen	65%	35%
2019 Long-Term Incentive Awards: The Company’s policy is to make grants of long-term incentive awards in the first quarter of each calendar year, shortly after the Company’s prior year’s results are finalized and both the results and earnings guidance for the coming year are released publicly.
Following that policy, in March 2019, the executive officers were granted long-term incentive awards. The grants for the executives contained both time-based awards and performance-based awards. Each time-based award will vest solely on the passage of time over a three-year period, with one-third of the time-based award vesting on March 12 of each of 2020, 2021 and 2022, to the extent the executive is still employed with the Company.
As in previous years, the performance-based awards were generally split between two performance metrics. For 2019, the Committee approved using both total shareholder return (“TSR”) and return on invested capital (“ROIC”) as the performance metrics for the performance-based awards.
The Committee continued to believe that TSR was an appropriate performance measure as it closely aligns this portion of executive pay with stockholder performance. The Committee determined that ROIC was an appropriate performance measure for long-term incentive awards. ROIC is one of the primary measures to assess operational performance, as it measures how effectively the Company uses money invested in its operations, and the Committee believes this is a metric that is strongly aligned with longer-term performance and decision making. ROIC highlights the level of value creation when compared to the Company’s cost of capital. The after-tax measurement of ROIC is important because the Committee believes tax planning and management are important components of the Company’s overall performance.
Each long-term incentive award included two performance-based awards. The first performance-based award (the “ROIC Award”) is generally contingent upon the Company achieving a targeted ROIC in each of 2019, 2020 and 2021 (the “ROIC Target”). For each of 2019, 2020 and 2021, the proportionate target amount will be received if the Company achieves its ROIC Target for such year, with the amount subject to increase or decrease for attainment above or below the ROIC Target for such year. The ROIC Target for 2019 was 21.3%. As a result of the Company’s performance, the executives earned approximately 72% of the 2019 portion of the performance-based award. The ROIC Targets for 2020 and 2021 will be based upon the operating plan approved by the Board for the applicable year. The executive will earn 100% of the ROIC Award for a particular year if the Company achieves the ROIC Target for such year. Any earned portion of an award will not be paid until the end of the three-year performance period. For performance that fails to meet the ROIC Target, less than 100% of the ROIC Award will be received, with the actual payment amount corresponding directly with the level of achievement under the target (e.g., 90% achievement would result in a 75% payment, 80% achievement would result in a 50% payment, 70% achievement would result in a 25% payment and less than 70% achievement would result in no payment). Alternatively, for performance that exceeds the ROIC Target, greater than 100% of the ROIC Shares will be received, with the actual payment amount corresponding directly with the level of achievement in excess of the target (e.g., 110% achievement would result in a 125% payment, 120% achievement would result in a 150% payment, 140% achievement would result in 200% achievement and greater than 140% achievement is capped at a payment of 200%). The Committee, together with its independent consultant, did a thorough review of the long-term incentive awards granted by the Benchmark Companies. The Committee believes the Company’s performance award payout structure and performance ranges support the cyclical nature of our industry and closely aligns with the threshold levels of the Benchmark Companies.
The second performance-based award (the “TSR Award”) is contingent upon the Company achieving a percentile rank of 50th (the “TSR Target”) against the Benchmark Companies for three-year annualized total stockholder return (“TSR”) for the period January 1, 2019 through December 31, 2021.

2020 PROXY STATEMENT

COMPENSATION
TSR combines share price appreciation and dividends paid to measure the total return to shareholders. TSR is calculated by adding the change in a company’s stock price during a specified time period to any dividends paid by such company during the time period and dividing that sum by the stock price of such company at the beginning of the period. The amount of shares earned will be based on the performance attainment as contained in the table below.
TSR Award
	Performance	Payout
Below Threshold	< 30th Percentile	0%
Threshold	30th Percentile	25%
Target	50th Percentile	100%
Maximum	≥ 80th Percentile	200%
The Committee, together with its independent consultant, did a thorough review of the TSR awards granted by the Benchmark Companies. The Committee believes the Company’s performance award payout structure and performance ranges for the TSR awards supports the cyclical nature of our industry and closely aligns with the threshold, target and maximum levels of the Benchmark Companies.
The Committee believes that the three-year period for these awards and these performance metrics helps motivate long-term decision making and better aligns the interests of the executives and the Company’s stockholders. No shares earned prior to the end of the three-year period are paid out until after the end of the three-year period.
Post-Employment Compensation
Retirement Plans and Life Insurance: The Company offers a variety of mechanisms for its executive officers to plan for their retirement. These plans are offered to attract and retain executive officers by offering them benefits similar to those offered by the Benchmark Companies. The retirement plans offered by the Company to its executive officers generally include a 401(k) plan, which is also offered to most of the Company’s U.S. based employees, a deferred compensation plan, an ERISA excess plan, a defined benefit supplemental executive retirement plan (“DB SERP”) and a defined contribution supplemental executive retirement plan (“DC SERP”, and together with the DB SERP, the “SERPs”). The DB SERP is closed to new participants and as of January 1, 2020 does not have any active participants. A senior executive participating in the DB SERP is not eligible to participate in the DC SERP. See “Pension Benefits” for a description of the SERPs and “Nonqualified Deferred Compensation” for a description of the Company’s deferred compensation plan.
In addition, each executive officer receives a life insurance benefit that provides his or her family with a core level of security in case of the premature death of the executive officer. The Company provides each executive officer with a group life insurance benefit that is approximately two times his or her base salary, up to a maximum of $900,000.
Termination of Employment and Change in Control Arrangements: Each of the Named Executive Officers is a party to a Change in Control and Severance Agreement with the Company (collectively, the “Executive Agreements”). The Company does not have any agreements that contain excise tax gross ups.
The Executive Agreements provide the executive officers with a core level of assurance that their actions on behalf of the Company and its stockholders can proceed without the potential distraction of short-term issues that may affect the Company (e.g., merger, buyout, etc.) and helps ensure that they continue to act in the best interests of the Company. In addition, these agreements contain measures that protect the Company as well, such as confidentiality, non-compete and non-solicitation provisions. The key terms of these agreements are generally customary provisions for agreements of this type and are described below in “Potential Payments Upon Termination or Change in Control.”

2020 PROXY STATEMENT

COMPENSATION
Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
SCOTT W. WINE
DONALD DEFOSSET
RAIMUND KLINKNER
ANDRA RUSH

2020 PROXY STATEMENT

COMPENSATION
Executive Officers
The following table sets forth, as of March 24, 2020, the respective names and ages of the Company’s executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his or her successor is duly elected and qualified.
NAME	AGE	POSITIONS AND OFFICES WITH COMPANY
John L. Garrison, Jr.	59	Chairman, President and Chief Executive Officer
John D. Sheehan	59	Senior Vice President and Chief Financial Officer
Matthew Fearon	58	President, Terex Aerial Work Platforms
Amy George	58	Senior Vice President Human Resources, Chief Human Resources Officer
Kieran Hegarty	53	President, Terex Materials Processing
Scott Posner	45	Senior Vice President, General Counsel and Secretary
For information regarding Mr. Garrison, refer to the section above titled “Election of Directors.”
John D. Sheehan became Senior Vice President and Chief Financial Officer on February 27, 2017. Prior to joining the Company, Mr. Sheehan most recently served as Executive Vice President and Chief Financial Officer of Mylan N.V., a global pharmaceutical company, from 2010 through April 1, 2016. Prior to joining Mylan, Mr. Sheehan worked in a variety of financial positions at Delphi Corporation, a global supplier to the auto industry. During his last two years at Delphi he served as Chief Financial Officer. Additionally, Mr. Sheehan’s experience includes 20 years with KPMG LLP where he was an Audit Engagement Partner, including an assignment in Germany.
Matthew Fearon was named President, Terex Aerial Work Platforms (AWP) on January 14, 2013. Mr. Fearon also has responsibility for the Company’s operations in Latin America and China. Previously, Mr. Fearon had been serving as Vice President and General Manager of the AWP Americas business since October 2010. Prior to that, Mr. Fearon was Managing Director of AWP Europe since March 2007. Mr. Fearon joined Genie Industries, Inc. in 1995, which was acquired by Terex in 2002 and Mr. Fearon has held a number of operating positions of increasing responsibility since 1995.
Amy George was appointed Senior Vice President Human Resources, Chief Human Resources Officer on December 9,
2019. She previously served as Vice President, Chief Talent and Diversity Officer since November 2017. Ms. George began her Terex career in February 2007. Prior to joining Terex, Ms. George was employed by PepsiCo for approximately 10 years, and held a variety of leadership roles in Human Resources, culminating in her position as Vice President, Global Diversity. Prior to that, Ms. George was employed for ten years at James River Corporation, now Georgia Pacific, where she held management positions in a variety of functions, including Sales, General Management, Customer Administration and Human Resources. She began her career in Human Resources at Chesebrough-Ponds.
Kieran Hegarty was named President, Terex Materials Processing in March 2010. Prior to that, Mr. Hegarty had been serving as Vice President, Terex Materials Processing since January 2006. Previously, he held various general management positions within the Powerscreen group of companies since 1992.
Scott J. Posner was appointed Senior Vice President, General Counsel and Secretary in December 2019. Previously, Mr. Posner had been serving as Vice President, Deputy General Counsel and Assistant Secretary of the Company since April 2012. He joined Terex in January 2004 as Legal Counsel and has held a number of positions of increasing responsibility since that time. Prior to joining Terex, Mr. Posner was an associate at Weil, Gotshal & Manges LLP from 2001 to 2004.

2020 PROXY STATEMENT

COMPENSATION
EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The Summary Compensation Table below shows the compensation for the three previous fiscal years, as applicable, of the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s three other highest paid executive officers who had 2019 total qualifying compensation in excess of $100,000, as well as the compensation for two of the Company’s former executive officers who would have been Named Executive Officers but for the fact that they were not serving as executive officers of the Company at the end of 2019 (the “Named Executive Officers”).
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualifed Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
John L. Garrison	2019	$967,788	0	$6,295,656	0	$699,742	0	$369,416	$8,332,602
Chairman, President and	2018	$935,577	0	$6,741,994	0	$1,469,800	0	$482,329	$9,629,700
Chief Executive Officer	2017	$900,000	$900,000	$7,334,348	0	$1,777,680	$107	$294,347	$11,206,482
John D. Sheehan	2019	$674,794	0	$2,046,088	0	$297,723	0	$222,737	$3,241,342
Senior Vice President	2018	$659,250	0	$1,970,750	0	$620,537	0	$212,977	$3,463,514
and Chief Financial Officer	2017	$530,000	0	$3,558,138	0	$685,908	0	$411,661	$5,185,707
Eric I Cohen	2019	$589,960	0	$1,170,185	0	$0	$2,638,737	$65,048	$4,463,930
Former Senior Vice President,	2018	$576,370	0	$1,238,035	0	$542,524	$953,776	$70,525	$3,381,230
Secretary and General Counsel	2017	$568,283	$568,283	$1,321,846	0	$701,545	$191,552	$67,221	$3,418,730
Steve Filipov	2019	$373,326	0	$0	0	$0	$0	$1,730,929	$2,104,255
Former President, Terex Cranes	2018	$588,510	0	$1,238,035	0	$441,747	$227,082	$397,449	$2,892,823
	2017	$580,253	$580,253	$1,347,764	0	$716,322	$214,986	$199,485	$3,639,063
Kieran Hegarty(7)	2019	$443,213	0	$1,259,131	0	$192,128	0	$72,493	$1,966,965
President, Terex Materials
Processing
Matthew Fearon	2019	$524,263	0	$1,049,276	0	$216,679	0	$176,134	$1,966,352
President, Terex Aerial	2018	$513,629	0	$1,010,641	0	$483,269	0	$199,940	$2,207,479
Work Platforms	2017	$510,000	$510,000	$1,140,416	0	$629,595	$655	$125,968	$2,916,634
Amy George	2019	$404,754	0	$415,042	0	$124,657	0	$56,827	$1,001,280
Senior Vice President Human Resources,
Chief Human Resources Officer
(1)
The 2017 amounts for Messrs. Garrison, Cohen, Filipov and Fearon reflect retention bonuses granted in the first quarter of 2016 in response to the uncertainties of the original Konecranes merger of equals transaction and the Zoomlion unsolicited all cash offer. These bonuses were paid in the fourth quarter of 2017.

(2)
See Note N – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.

(3)
The amounts listed in the Stock Awards column are the aggregate grant date fair value amounts computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The amounts listed in the Stock Awards column include awards that are subject to performance conditions. For the 2019 awards, if the maximum performance is achieved, the stock award amounts for Messrs. Garrison, Sheehan, Cohen, Hegarty and Fearon and Ms. George would be $10,491,313, $3,409,677, $1,971,342, $2,098,263 $1,748,552 and $691,642, respectively.

(4)
The 2019, 2018 and 2017 amounts for Messrs. Garrison, Sheehan, and Fearon, the 2018 and 2017 amounts for Messrs. Cohen and Filipov, and the 2019 amounts for Mr. Hegarty and Ms. George, as applicable, reflect annual incentive awards earned during fiscal years 2019, 2018 and 2017, respectively, under the Omnibus Plan.

(5)
The amount in this column for Messrs. Cohen and Filipov reflects the actuarial increase in the present value of their benefits under all defined benefit pension plans. The actuarial change in value of the benefits under all defined benefit plans for Mr. Filipov was ($1,423,732) and is reflected as $0 in accordance with SEC rules. No Named Executive Officer received preferential or above-market earnings on deferred compensation in 2019.

2020 PROXY STATEMENT

COMPENSATION
(6)
As part of its competitive compensation program, the Company in 2019 provided its Named Executive Officers with certain perquisites and other personal benefits. The amounts listed below are the aggregate incremental cost of the benefits and perquisites paid by the Company. The aggregate incremental cost to the Company is computed as the actual out-of-pocket cost to the Company of supplying such perquisite. For example, the amount listed under the Company Paid Life Insurance column is the amount that the Company paid to a third party as a result of providing the life insurance to the Named Executive Officer. As part of their compensation, each of the Named Executive Officers in 2019 received the benefits and perquisites listed in the table below:

Name	Disability Premiums	401(k) Matching Contributions	Employee Stock Purchase Plan Company Contributions	Company Paid Life Insurance	Dividends on Stock Awards*	Other**	Total
John L. Garrison	$1,073	$14,000	0	$2,592	$106,179	$245,572	$369,416
John D. Sheehan	$1,073	$14,000	0	$2,592	$38,538	$166,534	$222,737
Eric I Cohen	$1,073	$14,000	0	$2,592	$19,748	$27,635	$65,048
Steve Filipov	$1,073	$14,000	0	$2,592	$7,830	$1,705,434	$1,730,929
Kieran Hegarty	$0	$0	0	$1,471	$17,740	$53,282	$72,493
Matthew Fearon	$1,073	$14,000	0	$2,592	$16,566	$141,903	$176,134
Amy George	$1,073	$14,000	$390	$2,506	$6,046	$32,812	$56,827
*	Dividends are received on time-based restricted stock awards and on performance-based stock only to the extent that awards have been earned.
**
The amount shown for Mr. Garrison consists of (i) $240,747 for the Company’s contribution to the DC SERP and (ii) $4,825 related to executive health benefits; the amount shown for Mr. Sheehan consists of (i) $128,033 for the Company’s contribution to the DC SERP and (ii) $33,676 for matching contributions to the Company’s Deferred Compensation Plan, and (iii) $4,825 related to executive health benefits; the amount shown for Mr. Cohen consists of (i) $22,810 for matching contribution to the Company’s ERISA Excess Plan and (ii) $4,825 related to executive health benefits; the amount shown for Mr. Filipov consists of (i) $194,506 related to housing and other cost of living expenses associated with being based in Switzerland and his relocation back to the United States, (ii) $866,679 for the payment of taxes as a result of his expatriate assignment, of which $351,347 is for the reimbursement of taxes; (iii) $3,016 for the reimbursement of Mr. Filipov’s children’s education, (iv) $30,678 for a vehicle allowance, (v) $20,877 for tax preparation services; (vi) $223,362 related to severance payments and (vii) $366,316 for a transition bonus; the amount shown for Mr. Hegarty consists of (i)$14,536 for a vehicle allowance, (ii) $37,983 for pension contributions and related payments; and (iii) $763 related to executive health benefits; the amount shown for Mr. Fearon consists of (i) $99,711 for the Company’s contribution to the DC SERP, (ii) $37,367 for matching contribution to the Company’s ERISA Excess Plan, and (iii) $4,825 related to executive health benefits; the amount shown for Ms. George consists of (i) $27,987 for matching contributions to the Company’s Deferred Compensation Plan and (ii) $4,825 related to executive health benefits.

(7)	Mr. Hegarty received his 2019 compensation in Pounds Sterling. Amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2751.

2020 PROXY STATEMENT

COMPENSATION
Grants of Plan-Based Awards
The following table sets forth information on grants of awards under the Company’s equity and non-equity incentive plans during 2019 to the Named Executive Officers. The amount of stock awards, option awards and non-equity incentive plan compensation recognized for financial reporting purposes by the Company for the Named Executive Officers during 2019 is also listed in the Summary Compensation Table.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John L. Garrison	3/12/2019							62,370			$2,100,000
	3/12/2019				14,479	57,915	115,830				$1,950,000
	3/12/2019				14,479	57,915	115,830				$2,245,656
	N/A	$9,083	$1,211,045	$2,228,323
John D. Sheehan	3/12/2019							20,270			$682,500
	3/12/2019				4,706	18,822	37,644				$633,750
	3/12/2019				4,706	18,822	37,644				$729,838
	N/A	$25,331	$506,616	$932,173
Eric I Cohen	3/12/2019							12,734			$369,028
	3/12/2019				2,956	11,824	23,648				$342,669
	3/12/2019				2,956	11,824	23,648				$458,488
	N/A	$0	$0	$0
Kieran Hegarty	3/12/2019							12,474			$420,000
	3/12/2019				2,896	11,583	23,166				$390,000
	3/12/2019				2,896	11,583	23,166				$449,131
	N/A	$17,283	$345,656	$636,007
Matthew Fearon	3/12/2019							10,395			$350,000
	3/12/2019				2.413	9,653	19,306				$325,000
	3/12/2019				2,413	9,653	19,306				$374,276
	N/A	$19,680	$393,602	$724,228
Amy George	3/12/2019							4,112			$138,443
	3/12/2019				955	3,818	7,636				$128,554
	3/12/2019				955	3,818	7,636				$148,045
	N/A	$10,355	$207,090	$381,046
(1)
The target award levels established for the annual incentive program are established annually in the first quarter and are expressed as a percentage of the Named Executive Officer’s base salary. See “Compensation Discussion and Analysis” under the heading “Annual Incentive Program” for a description of the annual incentive bonus program. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the annual incentive bonus program that were paid in March 2020, based on performance in 2019. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the target award levels were established in the first quarter of 2019. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for performance share awards granted in 2019. The first performance share award is subject to the Company achieving certain ROIC targets and the second performance share award is subject to the Company achieving certain TSR targets. The performance share awards pay $0 for performance below threshold. These performance shares will vest in full in 2022 if the target performance criteria are satisfied. For a description of the process for determining target award levels and the terms of the performance share awards, please refer to “Compensation Discussion and Analysis” under the heading “Long-Term Incentive Compensation.” Upon the earliest to occur of certain changes in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such performance shares shall vest immediately. Dividends, if any, are paid on earned performance shares at the same rate as paid to all stockholders.

(3)
The amounts in this column reflect the time-based restricted stock awards granted in 2019. For a description of the process for determining award levels and the terms of such awards, see “Compensation Discussion and Analysis” under the heading “Long-Term Incentive Compensation.” Upon the earliest to occur of certain changes in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such restricted stock award shall vest immediately. Dividends, if any, are paid on restricted stock awards at the same rate as paid to all stockholders.

(4)
The grant date fair value of the equity awards granted in 2019 was calculated in accordance with ASC 718. For a description of the assumptions made in valuing the equity awards see Note N – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

2020 PROXY STATEMENT

COMPENSATION
Outstanding Equity Awards at Fiscal Year-End
The table below summarizes the amount of unexercised stock options, Restricted Stock that has not vested and equity incentive plan awards that have not yet vested for each of the Named Executive Officers as of December 31, 2019.
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John L. Garrison						26,565(2)	$791,106
								41,833(3)	$1,245,800
								29,101(4)	$866,642
								23,839(5)	$709,939
								36,696(6)	$1,092,807
								17,880(7)	$532,454
								17,880 (8)	$532,454
						39,928(9)	$1,189,053
								13,548(10)	$403,473
								13,548(11)	$403,473
								13,548(12)	$403,473
								22,052(13)	$656,707
								18,065(14)	$537,964
								18,065(15)	$537,964
						63,080(16)	$1,878,509
								14,479(17)	$431,178
								14,479(18)	$431,178
								14,479(19)	$431,178
								14,479(20)	$431,178
								19,305(21)	$574,903
								19,305(22)	$574,903
								19,305(23)	$574,903
John D. Sheehan						17,665(24)	$526,064
						10,572(2)	$314,847
								8,964(3)	$266,957
								6,236(4)	$185,709
								5,108(5)	$152,130
								7,863(6)	$234,173
								3,831(7)	$114,097
								3,831(8)	$114,097
						16,726(9)	$498,111
								3,056(10)	$91,009
								3,056(11)	$91,009
								3,056(12)	$91,009
								4,974(13)	$148,129
								4,075(14)	$121,345
								4,075(15)	$121,345
						20,501(16)	$610,516
								4,706(17)	$140,133
								4,706(18)	$140,133
								4,706(19)	$140,133
								4,706(20)	$140,133
								6,274(21)	$186,844
								6,274(22)	$186,844
								6,274(23)	$186,844

2020 PROXY STATEMENT

COMPENSATION
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Eric I Cohen						6,913(2)	$205,863
								5,861(3)	$174,549
								4,077(4)	$121,425
								3,340(5)	$99,470
								5,141(6)	$153,113
								2,505(7)	$74,602
								2,505(8)	$74,602
						10,508(9)	$312,923
								1,920(10)	$57,172
								1,920(11)	$57,172
								1,920(12)	$57,172
								3,125(13)	$93,056
								2,560(14)	$76,230
								2,560(15)	$76,230
						12,879(16)	$383,529
								2,956(17)	$88,032
								2,956(18)	$88,032
								2,956(19)	$88,032
								2,956(20)	$88,032
								3,941(21)	$117,376
								3,941(22)	$117,376
								3,941(23)	$117,376
Steve Filipov								3,406(5)	$101,420
								2,554(7)	$76,065
								2,554(8)	$76,065
								1,920(10)	$57,172
								1,920(11)	$57,172
								1,920(12)	$57,172
								2,560(14)	$76,230
								2,560(15)	$76,230
Kieran Hegarty						5,964(2)	$177,615
								5,057(3)	$150,591
								3,518(4)	$104,759
								2,882(5)	$85,817
								4,436(6)	$132,098
								2,161(7)	$64,363
								2,161(8)	$64,363
						9,435(9)	$280,982
								1,724(10)	$51,338
								1,724(11)	$51,338
								1,724(12)	$51,338
								2,806(13)	$83,560
								2,299(14)	$68,451
								2,299(15)	$68,451
						12,616(16)	$375,702
								2,896(17)	$86,236
								2,896(18)	$86,236
								2,896(19)	$86,236
								2,896(20)	$86,236
								3,861(21)	$114,981
								3,861(22)	$114,981
								3,861(23)	$114,981

2020 PROXY STATEMENT

COMPENSATION
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Matt Fearon						5,964(2)	$177,615
								5,057(3)	$150,591
								3,518(4)	$104,759
								2,882(5)	$85,817
								4,436(6)	$132,098
								2,161(7)	$64,363
								2,161(8)	$64,363
						8,578(9)	$255,441
								1,567(10)	$46,671
								1,567(11)	$46,671
								1,567(12)	$46,671
								2,551(13)	$75,964
								2,090(14)	$62,228
								2,090(15)	$62,228
						10,513(16)	$313,085
								2,413(17)	$71,863
								2,413(18)	$71,863
								2,413(19)	$71,863
								2,413(20)	$71,863
								3,218(21)	$95,817
								3,218(22)	$95,817
								3,218(23)	$95,817
Amy George						2,034(2)	$60,575
								1,724(3)	$51,342
								1,199(4)	$35,716
								982(5)	$29,258
								1,512(6)	$45,037
								737(7)	$21,944
								737(8)	$21,944
						3,295(9)	$98,123
								602(10)	$17,923
								602(11)	$17,923
								602(12)	$17,923
								980(13)	$29,172
								802(14)	$23,898
								802(15)	$23,898
						4,159(16)	$123,841
								955(17)	$28,425
								955(18)	$28,425
								955(19)	$28,425
								955(20)	$28,425
								1,273(21)	$37,901
								1,273(22)	$37,901
								1,273(23)	$37,901
(1)	Values based on the closing price of the Company’s Common Stock on the NYSE on December 31, 2019 of $29.78.
(2)	The shares of Restricted Stock vested on March 2, 2020.
(3)
The shares of Restricted Stock vested on March 2, 2020 because the Company exceeded its threshold ROIC for 2017. Based on the Company’s performance, each executive earned 171% of the initial performance award.

(4)
The shares of Restricted Stock vested on March 2, 2020 because the Company exceeded its threshold ROIC for 2018. Based on the Company’s performance, each executive earned 120% of the initial performance award.

(5)
The shares of Restricted Stock vested on March 2, 2020 because the Company exceeded its threshold ROIC for 2019. Based on the Company’s performance, each executive earned 72% of the initial performance award and forfeited the remaining 28% as the Company’s ROIC performance was below the target.

(6)
The shares of Restricted Stock vested on March 2, 2020 because the Company exceeded its target TSR percentile rank for 2017. Based on the Company’s performance, each executive earned 200% of the initial performance award.

(7)	The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2019 and December 31, 2019.

2020 PROXY STATEMENT

COMPENSATION
If this target is achieved, the shares will vest in full on the on the later of the third anniversary of the date of grant, or after the Company’s 2019 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. As the Company’s TSR percentile rank for the period January 1, 2019 through December 31, 2019 was below the threshold of the 30th percentile for that time period, the executives did not receive any portion of the performance-based award.
(8)
The shares of Restricted Stock vested on March 2, 2020 because the Company exceeded its threshold TSR percentile rank for the annual periods between January 1, 2017 and December 31, 2019. Based on the Company’s performance, each executive earned 61.8% of the initial performance award and forfeited the remaining 38.2% as the Company’s TSR performance was below the target.

(9)	The shares of Restricted Stock vest as follows: 1∕2 on March 8, 2020; and 1∕2 on March 8, 2021.
(10)
The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2019 and December 31, 2019. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2020 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. As the Company’s TSR percentile rank for the period January 1, 2019 through December 31, 2019 was below the threshold of the 30th percentile for that time period, the executives did not receive any portion of the performance-based award.

(11)
The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2020 and December 31, 2020. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2020 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

(12)
The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual periods between January 1, 2018 and December 31, 2020. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2020 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

(13)
The shares of Restricted Stock will vest on the later of the third anniversary of the date of grant, or after the Company’s 2020 financial statements are completed and filed with the SEC because the Company exceeded its target ROIC for 2018. Based on the Company’s performance, each executive earned 120% of the initial performance award.

(14)
The shares of Restricted Stock will vest on the later of the third anniversary of the date of grant, or after the Company’s 2020 financial statements are completed and filed with the SEC because the Company exceeded its threshold ROIC for 2019. Based on the Company’s performance, each executive earned 72% of the initial performance award and forfeited the remaining 28% as the Company’s ROIC performance was below the target.

(15)
The shares of Restricted Stock will vest if the Company achieves a targeted ROIC in 2020. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2020 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. The ROIC target for 2020 will be based upon the Company’s 2020 operating plan.

(16)	The shares of Restricted Stock vest as follows: 1∕3 on March 12, 2020; 1∕3 on March 12, 2021; and 1∕3 on March 12, 2022.
(17)
The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2019 and December 31, 2019. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2021 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. As the Company’s TSR percentile rank for the period January 1, 2019 through December 31, 2019 was below the threshold of the 30th percentile for that time period, the executives did not receive any portion of the performance-based award.

(18)
The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2020 and December 31, 2020. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2021 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

(19)
The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2021 and December 31, 2021. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2021 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

(20)
The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual periods between January 1, 2019 and December 31, 2021. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant or after the Company’s 2021 financial statements are completed and filed with the SEC. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

(21)
The shares of Restricted Stock will vest on the later of the third anniversary of the date of grant, or after the Company’s 2021 financial statements are completed and filed with the SEC because the Company exceeded its threshold ROIC for 2019. Based on the Company’s performance, each executive earned 72% of the initial performance award and forfeited the remaining 28% as the Company’s ROIC performance was below the target.

(22)
The shares of Restricted Stock will vest if the Company achieves a targeted ROIC in 2020. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2021 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. The ROIC target for 2020 will be based upon the Company’s 2020 operating plan.

(23)
The shares of Restricted Stock will vest if the Company achieves a targeted ROIC in 2021. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2021 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. The ROIC target for 2021 will be based upon the Company’s 2021 operating plan.

(24)	The shares of Restricted Stock vested on February 28, 2020.

2020 PROXY STATEMENT

COMPENSATION
Option Exercises and Stock Vested
The table below summarizes the stock options exercised and each vesting of Restricted Stock during 2019 for each of the Named Executive Officers.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John L. Garrison	0	0	255,617	$8,735,014
John D. Sheehan	0	0	36,067	$1,236,293
Eric I Cohen	0	0	53,061	$1,812,956
Steve Filipov	0	0	87,192	$2,772,374
Kieran Hegarty	0	0	42,669	$1,457,790
Matthew Fearon	0	0	45,818	$1,565,549
Amy George	0	0	16,631	$568,226
Pension Benefits
The table below provides information with respect to each of the Company’s pension plans that provide for payments at, following, or in connection with the retirement of a Named Executive Officer.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John L. Garrison	Not Applicable	0	0	0
John D. Sheehan	Not Applicable	0	0	0
Eric I Cohen	DB SERP	20(1)	$7,420,136	0
Steve Filipov	DB SERP	20	$2,659,909	0
Kieran Hegarty	Not Applicable	0	0	0
Matthew Fearon	Not Applicable	0	0	0
Amy George	Not Applicable	0	0	0
(1)	Upon completing 15 years of service with the Company, Mr. Cohen was credited with an additional four years of service for benefit and vesting purposes.
The SERPs are intended to provide certain senior executives of the Company with retirement benefits in recognition of their contributions to the long-term growth of the Company. The DB SERP is closed to new participants. A senior executive participating in the DB SERP is not eligible to participate in the DC SERP.
Participants in the DB SERP with ten or more years of eligible service are vested and entitled to annual pension benefits beginning at a normal retirement age (“NRA”) of 65 or when age plus years of service first equal 90 (the “Normal Retirement Benefit”). Participants in the DB SERP who are vested but terminate employment prior to NRA shall receive a retirement benefit that is equal to the actuarial equivalent of the Normal Retirement Benefit.
The compensation covered by the DB SERP is generally based on a participant’s final five-year average of annual salary and bonus. Benefits are computed assuming an NRA of 65 or when age plus years of service first equal 90. Benefits accrue at 2% of average compensation per year of service, payable at the NRA, up to a maximum of 20 years of service.
Benefits are payable monthly as a life annuity with 120 monthly payments guaranteed. Benefits are reduced by 50% for Social Security or similar payments and 100% for any other Company-paid defined benefit retirement benefits.
Participants in the DC SERP with ten or more years of eligible service are vested and entitled to contributions made by the Company to their DC SERP account. Mr. Sheehan was credited with five years of service for vesting purposes when we was hired by the Company. Annual contributions are based upon 10% of the participant’s base salary and bonus earned. DC SERP accounts are invested in the Baird Core Plus Bond Fund (Institutional Class). Benefits are payable in a lump sum payout following termination of employment.
See Note M – “Retirement Plans and Other Benefits” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for a detailed description of the assumptions that the Company uses in determining the present value of the accumulated benefit.

2020 PROXY STATEMENT

COMPENSATION
Nonqualified Deferred Compensation
The table below provides information for the Named Executive Officers with respect to the Company’s Deferred Compensation Plan and ERISA Excess Plan.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
John L. Garrison	$0	$240,747	$162,962	0	$1,765,143
John D. Sheehan	$134,704	$161,709	$47,354	0	$668,394
Eric I Cohen	$22,810	$22,810	$78,756	0	$382,411
Steve Filipov	0	0	0	0	0
Kieran Hegarty	0	0	0	0	0
Matthew Fearon	$37,367	$137,078	$92,991	0	$1,179,013
Amy George	$207,765	$27,987	$159,486	0	$2,014,995
(1)
The amounts shown in the “Executive Contributions in Last FY” column are included in the “Salary”, “Bonus” and/or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table above.

(2)	The amounts shown in the “Registrant Contributions in Last FY” column are included in the “All Other Compensation” column of the Summary Compensation Table above.
(3)	Includes $590,783 for Mr. Garrison, $179,565 for Mr. Sheehan, $90,831 for Mr. Cohen and $323,600 for Mr. Fearon, which amounts were included in Summary Compensation Tables in previous years.
Under the Deferred Compensation Plan or ERISA Excess Plan, a Named Executive Officer may defer up to (i) 20% of his/her salary and (ii) 100% of his/her bonus (participants may not defer salary and/or bonus amounts in the same year to both the Deferred Compensation Plan and the ERISA Excess Plan). The deferrals in the Deferred Compensation Plan may be invested in Common Stock or in a bond fund and deferrals in the ERISA Excess Plan may be invested in a number of investment options that generally mirror the investment options of the Company’s 401(k) Plan. The Deferred Compensation Plan bond deferrals are invested in the Baird Core Plus Bond Fund (Institutional Class). For Deferred Compensation Plan deferrals, the Company makes a contribution of 25% of the Named Executive Officer’s salary and/or bonus that is deferred and invested in Common Stock. For ERISA Excess Plan deferrals, the Company makes a contribution of 100% of the Named Executive Officer’s salary and/or bonus that is deferred to the extent such deferral does not exceed 5% of salary and bonus. The Company does not make a contribution with respect to any deferrals into the Deferred Compensation Plan bond fund. Participants in the Deferred Compensation Plan and ERISA Excess Plan are always fully vested in their deferrals and any matching contributions received. See “Pension Benefits” above for details on the DC SERP, including its vesting schedule.
The Named Executive Officers may receive payments under the Deferred Compensation Plan and ERISA Excess Plan after their employment terminates, upon their death or if they have an unforeseeable emergency (as defined in the Deferred Compensation Plan).
In addition, participants in the Deferred Compensation Plan may elect to receive all or a portion of their deferral, including the Company’s matching contribution, after the deferral has been in the Deferred Compensation Plan for at least three years. Furthermore, for deferrals made prior to December 31, 2004, if they elect to receive an accelerated distribution under the Deferred Compensation Plan, the Named Executive Officers shall (i) forfeit 10% of the amount of the distribution to the Company, (ii) forfeit any Company matching contribution that has not been in the plan for at least one year due to the accelerated distribution and (iii) be unable to make further deferrals into the plan for at least 12 months. In accordance with Section 409A of the Code, accelerated distributions are not allowed under the Deferred Compensation Plan for any deferrals made after December 31, 2004.
Potential Payments Upon Termination or Change in Control
Pursuant to the Executive Agreements in effect as of December 31, 2019, if an executive’s employment with the Company is terminated within six months of a Change in Control (as defined in the Executive Agreements) in anticipation of such Change in Control or within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability or by the executive without Good Reason (each as defined in the Executive Agreements), the executive is to receive (i) two times his/her base salary (Ms. George would receive one times her base salary), (ii) two times his/her target annual bonus (Ms. George would receive one times her annual bonus), (iii) a prorata payment for year to date service, and (iv) any accrued vacation pay. This payment is to be paid in a lump sum

2020 PROXY STATEMENT

COMPENSATION
simultaneously with the executive’s termination or on a monthly basis. In addition, the executive also will receive (a) immediate vesting of unvested stock options, stock grants and cash performance awards, with a period of up to six months following termination to exercise such options, (b) continuing insurance coverage for 24 months from termination (Ms. George would receive coverage for 12 months), (c) continuation of all other benefits in effect at the time of termination for 24 months from termination (Ms. George would receive benefits for 12 months) and (d) outplacement services for a period of at least 12 months from termination.
In the event an executive’s employment with the Company is terminated by the Company without Cause or by the executive for Good Reason (other than in connection with a Change in Control), the Company is to pay the executive (i) two times his/her base salary (Ms. George would receive one times her base salary), (ii) two times his/her target annual bonus (this is not applicable for Ms. George), (iii) a prorata payment for year to date service, and (iv) any accrued vacation pay. This amount is to be paid in 24 equal monthly payments (Ms. George would be paid in 12 equal monthly payments). In such event, the executive would also have the right to exercise any stock options, long-term incentive awards or similar awards for up to six months following termination, and would immediately vest in non-performance based options and stock awards granted under the Company’s incentive plans that would vest in the 24 months following the date of termination (Ms. George would immediately vest in the options and stock awards granted to her under the Company’s incentive plans that would vest in the 12 months following the date of termination). In addition, the Company would also provide continuing insurance coverage, continuation of all other benefits in effect at the time of termination for 24 months from termination (Ms. George would receive coverage and benefits for 12 months) and outplacement services for a period of at least 12 months from termination.
As part of the Executive Agreements, the executives agree to keep confidential certain Company information and not to disparage the Company. In addition, Messrs. Garrison, Sheehan and Hegarty agree that, for a period of 24 months (Mr. Fearon for 18 months), following the date of termination (or 24 months for Mr. Fearon, if such termination is within 24 months following a Change in Control), the executive will not, without the prior written consent of the Company, directly or indirectly engage in or render any services to any Competitive Business (as such term is defined in the Executive Agreements) nor solicit, induce or entice any employee of the Company to leave the Company.
Each Executive Agreement has an initial term of one year and automatically renews for an additional term of one year commencing on each anniversary of the date of the agreement until and unless either party sends written notice of non-renewal to the other party at least six months prior to a renewal date; provided, however, that if a Change in Control shall occur during the initial or renewed term of such agreement, then the Executive Agreement remains in effect until the third anniversary of the date of the Change in Control.
Mr. Cohen separated from the Company on December 31, 2019. As a result of Mr. Cohen’s departure, Mr. Cohen was entitled to 24 months salary ($1,188,280), two times his target annual bonus ($891,210), a prorata payment for year to date service ($445,605), a cash payment in lieu of 24 months of Company paid life insurance and disability premiums ($8,291), a cash payment in lieu of executive health benefits ($5,000), a cash payment in lieu of two years of 401k Company paid match ($28,500), a cash payment in lieu of two years of ERISA Excess Plan company match ($45,620), annual estimated benefits from the DB SERP of $423,949, accelerated vesting of 48,504 shares that would have vested within 24 months (December 31, 2021), potential vesting of an additional 42,878 performance based shares, and continuation of his benefits for 24 months.
Mr. Filipov separated from the Company on August 1, 2019. As a result of Mr. Filipov’s departure, Mr. Filipov was entitled to 24 months salary ($1,183,716), two times his target annual bonus ($887,788), a prorata payment for year to date service ($258,790), a transition bonus payment up to his annual salary (total maximum of $591,858), a cash payment in lieu of 24 months of Company paid life insurance and disability premiums ($7,320), a cash payment in lieu of two years of 401k Company paid match ($28,500), funding by Terex of actuarially determined amounts necessary to meet the obligations of the DB SERP benefit on a fully funded basis until such retirement benefit commencement, annual estimated benefits from the DB SERP of $156,060 beginning July 1, 2023, accelerated vesting of 35,783 shares, potential vesting of an additional 19,393 performance based shares, reimbursement for expenses related to relocation back to the United States, reimbursement of children’s 2019/2020 school year tuition fees of up to $25,000 per child for up to two children (total maximum of $50,000), continuation of tax filing and equalization benefits for 2019 and subsequent tax years in the event of trailing liabilities, and continuation of his benefits for 24 months.

2020 PROXY STATEMENT

COMPENSATION
The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Garrison, assuming that the triggering event took place on December 31, 2019 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2019 and Mr. Garrison was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.
Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (Change in Control)	Death	Disability
Base Salary	0	0	$1,950,000	0	$1,950,000	0	0
Annual Incentive	0	0	$3,656,250	0	$3,562,500	0	0
Restricted Shares (time-based)	0	0	$3,232,572	0	$3,858,684	$3,858,684	$3,858,684
Restricted Shares (performance-based)	0	0	$3,861,930	0	$11,372,565	$11,372,565	$11,372,565
Stock Options	0	0	0	0	0	0	0
Cash Awards	0	0	0	0	0	0	0
Disability Premiums	0	0	$2,000(1)	0	$2,000(1)	0	0
Life Insurance Premiums	0	0	$5,000(1)	0	$5,000(1)	0	0
Other Benefits	0	0	$525,000(1)	0	$525,000(1)	0	0
Retirement Plan Payments(2)	$1,250,000	$1,250,000	$1,250,000	$1,250,000	$1,250,000	$1,250,000	$1,250,000
Life Insurance Proceeds	0	0	0	0	0	$900,000	0
Disability Benefits	0	0	0	0	0	0	$900,000
(1)	Reflects the estimated value of a benefit that Mr. Garrison would be entitled to receive.
(2)	Reflects the estimated value of Mr. Garrison’s qualified and non-qualified retirement plans on December 31, 2019.
(3)	Reflects the estimated value of all future payments that Mr. Garrison would be entitled to receive under the Company’s disability program.
The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Sheehan, assuming that the triggering event took place on December 31, 2019 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on
December 31, 2019 and Mr. Sheehan was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.
Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (Change in Control)	Death	Disability
Base Salary	0	0	$1,359,150	0	$1,326,000	0	0
Annual Incentive	0	0	$1,529,044	0	$1,529,044	0	0
Restricted Shares (time-based)	0	0	$1,746,032	0	$1,949,518	$1,949,518	$1,949,518
Restricted Shares (performance-based)	0	0	$834,942	0	$2,852,060	$2,852,060	$2,852,060
Stock Options	0	0	0	0	0	0	0
Cash Awards	0	0	0	0	0	0	0
Disability Premiums	0	0	$2,000(1)	0	$2,000(1)	0	0
Life Insurance Premiums	0	0	$5,000(1)	0	$5,000(1)	0	0
Other Benefits	0	0	$375,000(1)	0	$375,000(1)	0	0
Retirement Plan Payments(2)	$500,000	$500,000	$500,000	$500,000	$500,000	$500,000	$500,000
Life Insurance Proceeds	0	0	0	0	0	$900,000	0
Disability Benefits	0	0	0	0	0	0	$950,000
(1)	Reflects the estimated value of a benefit that Mr. Sheehan would be entitled to receive.
(2)	Reflects the estimated value of Mr. Sheehan’s qualified and non-qualified retirement plans on December 31, 2019.
(3)	Reflects the estimated value of all future payments that Mr. Sheehan would be entitled to receive under the Company’s disability program.

2020 PROXY STATEMENT

COMPENSATION
The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Hegarty, assuming that the triggering event took place on December 31, 2019 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on
December 31, 2019 and Mr. Hegarty was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.
Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination (2)	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (Change in Control) (2)	Death(2)	Disability(2)
Base Salary	0	0	$907,040	0	$907,040	0	0
Annual Incentive	0	0	$1,020,420	0	$1,020,420	0	0
Restricted Shares (time-based)	0	0	$709,064	0	$834,287	$834,287	$834,287
Restricted Shares (performance-based)	0	0	$471,030	0	$1,666,429	$1,666,429	$1,666,429
Stock Options	0	0	0	0	0	0	0
Cash Awards	0	0	0	0	0	0	0
Disability Premiums	0	0	0	0	0	0	0
Life Insurance Premiums	0	0	$3,000(1)	0	$3,000(1)	0	0
Other Benefits	0	0	$125,000(1)	0	$125,000(1)	0	0
Retirement Plan Payments	0	0	0	0	0	0	0
Life Insurance Proceeds	0	0	0	0	0	$1,350,000	0
Disability Benefits	0	0	0	0	0	0	0
(1)	Reflects the estimated value of a benefit that Mr. Hegarty would be entitled to receive.
(2)	Mr. Hegarty receives payments in Pounds Sterling. Amounts shown are converted into U.S. Dollars at an average rate of £1.00 = $1.2751.
The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Fearon, assuming that the triggering event took place on December 31, 2019 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on
December 31, 2019 and Mr. Fearon was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.
Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (Change in Control)	Death	Disability
Base Salary	0	0	$1,055,956	0	$1,055,956	0	0
Annual Incentive	0	0	$1,187,951	0	$1,187,951	0	0
Restricted Shares (time-based)	0	0	$641,789	0	$746,138	$746,138	$746,138
Restricted Shares (performance-based)	0	0	$463,436	0	$1,517,380	$1,517,380	$1,517,380
Stock Options	0	0	0	0	0	0	0
Cash Awards	0	0	0	0	0	0	0
Disability Premiums	0	0	$2,000(1)	0	$2,000(1)	0	0
Life Insurance Premiums	0	0	$5,000(1)	0	$5,000(1)	0	0
Other Benefits	0	0	$325,000(1)	0	$325,000(1)	0	0
Retirement Plan Payments(2)	$2,700,000	$2,700,000	$2,700,000	$2,700,000	$2,700,000	$2,700,000	$2,700,000
Life Insurance Proceeds	0	0	0	0	0	$900,000	0
Disability Benefits	0	0	0	0	0	0	$1,075,000
(1)	Reflects the estimated value of a benefit that Mr. Fearon would be entitled to receive.
(2)	Reflects the estimated value of Mr. Fearon’s qualified and non-qualified retirement plans on December 31, 2019.
(3)	Reflects the estimated value of all future payments that Mr. Fearon would be entitled to receive under the Company’s disability program.

2020 PROXY STATEMENT

COMPENSATION
The following table describes the potential payments upon termination or a Change in Control of the Company for Ms. George, assuming that the triggering event took place on December 31, 2019 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on
December 31, 2019 and Ms. George was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.
Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination	For Cause Termination	Involuntary Not For Cause or Good Reason Termination (Change in Control)	Death	Disability
Base Salary	0	0	$435,000	0	$435,000	0	0
Annual Incentive	0	0	$565,500	0	$565,500	0	0
Restricted Shares (time-based)	0	0	$241,272	0	$282,553	$282,553	$282,553
Restricted Shares (performance-based)	0	0	$161,259	0	$563,438	$563,438	$563,438
Stock Options	0	0	0	0	0	0	0
Cash Awards	0	0	0	0	0	0	0
Disability Premiums	0	0	$1,000(1)	0	$1,000(1)	0	0
Life Insurance Premiums	0	0	$2,500(1)	0	$2,500(1)	0	0
Other Benefits	0	0	$50,000(1)	0	$50,000(1)	0	0
Retirement Plan Payments(2)	$2,700,000	$2,700,000	$2,700,000	$2,700,000	$2,700,000	$2,700,000	$2,700,000
Life Insurance Proceeds	0	0	0	0	0	$900,000	0
Disability Benefits	0	0	0	0	0	0	$1,100,000
(1)	Reflects the estimated value of a benefit that Ms. George would be entitled to receive.
(2)	Reflects the estimated value of Ms. George’s qualified and non-qualified retirement plans on December 31, 2019.
(3)	Reflects the estimated value of all future payments that Ms. George would be entitled to receive under the Company’s disability program.
Equity Compensation Plan Information
The following table summarizes information about the Company’s equity compensation plans as of December 31, 2019.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	—(1)	$—	2,310,083
Equity compensation plans not approved by stockholders	—	—	—
Total	—		2,310,083
(1)	This does not include 2,442,260 shares of restricted stock awards and 758,179 shares held in a rabbi trust for a deferred compensation plan.
CEO Pay Ratio
For 2019, we used the same median employee that was identified in 2017 since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. The median annual total compensation of all employees of the Company (other than the CEO), was $56,699. The annual total compensation of the Company’s CEO was $8,332,602. Based on this information, the ratio of the annual total compensation of the Company’s CEO to the median of the annual total compensation of all employees was approximately 147 to 1 in 2019. The process that we used to determine our median employee in 2017 is summarized below.
In order to determine the median employee from a compensation perspective, the Company used cash salary paid in the 2017 calendar year for all employees worldwide employed as of December 21, 2017. Salary amounts were annualized for all employees who were hired after January 1, 2017. For those employees compensated in foreign currencies, average exchange rates for the full year 2017 were used to convert their compensation into U.S. dollars. The Company determined that its median employee from a compensation perspective is employed in one of its manufacturing locations in the United States. To determine the ratio disclosed above, the Company calculated the median employee’s compensation for fiscal 2017 in accordance with the rules applicable to the compensation elements included in the Summary Compensation Table and compared such compensation to the compensation of the Company’s CEO, as reported in the Summary Compensation Table.
Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

2020 PROXY STATEMENT

AUDIT
PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of PricewaterhouseCoopers LLP has audited the consolidated financial statements and the internal control over financial reporting of the Company for 2019. The Board, at the recommendation of the Audit Committee, desires to continue the service of this firm for 2020. Accordingly, the Board recommends to the stockholders ratification of the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. If the stockholders do not approve PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Board and the Audit Committee will reconsider this selection.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
Audit Fees
During the last two fiscal years ended December 31, 2019 and December 31, 2018, PricewaterhouseCoopers LLP charged the Company $6,531,000 and $7,366,000, respectively, for professional services rendered by such firm for the audit of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for each fiscal year, work performed for statutory audits as well as procedures related to the filing of a Registration Statement on Form S-8 in 2018.
Audit-Related Fees
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to services around the Company’s adoption of a new financial accounting and reporting standard and assessment of the Company’s work regarding its financial system upgrade and implementation. The aggregate fees billed by PricewaterhouseCoopers LLP for such audit-related services for the fiscal years ended December 31, 2019 and December 31, 2018 were $0 and $682,000, respectively.
Tax Fees
The aggregate fees billed for tax services provided by PricewaterhouseCoopers LLP in connection with tax compliance and tax consulting services for the fiscal years ended December 31, 2019 and December 31, 2018 were $89,000 and $193,000, respectively.
All Other Fees
The aggregate fees billed for services not included in the above services for the fiscal years ended December 31, 2019 and December 31, 2018 were $4,000 and $4,000, respectively, and were primarily related to miscellaneous items.
All of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the general pre-approval provisions set forth in the Audit Committee’s pre-approval policies described in “Audit Committee Meetings and Responsibilities.”
The Board recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2020.

2020 PROXY STATEMENT

AUDIT
Audit Committee Report
The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2019 with the management of the Company and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP the independence of such independent registered public accounting firm. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence.
Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2019 for filing with the SEC.
The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and on the report issued by the independent registered public accounting firm.
AUDIT COMMITTEE
THOMAS J. HANSEN
PAULA H. J. CHOLMONDELEY
RAIMUND KLINKNER
ANDRA RUSH

2020 PROXY STATEMENT

OTHER IMPORTANT INFORMATION
The Board does not know of any other business to be brought before the Annual Meeting. In the event any such matters are brought before the Annual Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.
All proposals of stockholders intended to be included in the proxy statement to be presented at the 2021 Annual Meeting of Stockholders must be received at the Company’s offices at 200 Nyala Farm Road, Westport, Connecticut 06880, no later than December 3, 2020. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.
To nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, the Bylaws of the Company generally provides that notice must be given to the Secretary of the Company no more than 120 days nor less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The Company anticipates that in order for a stockholder to nominate a candidate for election as a director at the Company’s 2021 annual meeting or to propose business for consideration at such meeting, notice must be given between January 14, 2021 and February 13, 2021. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.
Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver a single copy of our Notice of Internet Availability of Proxy Materials or Annual Report to Stockholders and Proxy Statement to multiple stockholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests by calling (203) 222-7170 or writing Terex Corporation at 200 Nyala Farm Road, Westport, CT 06880.
STOCKHOLDERS ARE URGED TO VOTE THEIR PROXIES WITHOUT DELAY.
A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.
By order of the Board of Directors,
Scott Posner
Secretary
April 2, 2020
Westport, Connecticut

2020 PROXY STATEMENT

TEREX CORPORATION

TEREX CORPORATION
200 NYALA FARM ROAD
WESTPORT, CT 06880

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time either (i) Monday, May 11, 2020 for shares in the 401(k) plan or (ii) Wednesday, May 13, 2020 for all other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/terex2020**

The Company will be hosting the meeting live via the Internet this year. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time either (i) Monday, May 11, 2020 for shares in the 401(k) plan or (ii) Wednesday, May 13, 2020 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D09509-P31656 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEREX CORPORATION

1. ELECTION OF DIRECTORS

NOMINEES:	**For**	**Against**	**Abstain**
1a) Paula H.J. Cholmondeley	☐	☐	☐
1b) Don DeFosset	☐	☐	☐
1c) John L. Garrison Jr.	☐	☐	☐
1d) Thomas J. Hansen	☐	☐	☐
1e) Raimund Klinkner	☐	☐	☐
1f) Sandie O'Connor	☐	☐	☐
1g) Andra Rush	☐	☐	☐
1h) David A. Sachs	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND "FOR" PROPOSALS 2 AND 3.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

TEREX CORPORATION

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Stockholders live via the Internet, you can ensure that these shares are represented at the meeting by completing, signing and returning your proxy card on the reverse side.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and VSM Insert are available at www.proxyvote.com.

Please detach and mail in the envelope provided.

D09510-P31656

TEREX CORPORATION

2020 ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Garrison Jr. and Scott J. Posner, and either one of them, proxies with the power of substitution to act, by unanimous vote, or if only one votes or acts then by that one, to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M., Eastern Time on Thursday, May 14, 2020, live via the Internet at www.virtualshareholdermeeting.com/terex2020, and any adjournment or postponement thereof, as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTORS' NOMINEES AND FOR PROPOSALS 2 AND 3.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)